UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2019

OneSpaWorld Holdings Limited

(Exact name of registrant as specified in its charter)

Commonwealth of The Bahamas	001-38843	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Office of Lennox Paton Corporate Services Limited Bayside Executive Park, Buildings 3, West Bay Street, P.O. Box N-4875 City of Nassau, Island of New Providence, Commonwealth of The Bahamas	N/A
(Address of principal executive offices)	(Zip Code)

Tel: (242) 502-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On March 19, 2019, OneSpaWorld Holdings Limited (“OneSpaWorld”) consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of November 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Leisure”), Steiner U.S. Holdings, Inc., a Florida corporation, Nemo (UK) Holdco, Ltd., a limited company formed under the laws of England and Wales, Steiner UK Limited, a limited company formed under the laws of England and Wales, Steiner Management Services LLC, a Florida limited liability company, Haymaker Acquisition Corp., a Delaware corporation (“Haymaker”), Dory US Merger Sub, LLC, a Delaware limited liability company, Dory Acquisition Sub, Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas, Dory Intermediate LLC, a Delaware limited liability company, and Dory Acquisition Sub, Inc., a Delaware corporation.

“OSW Predecessor” is comprised of the net assets and operations of (i) the following wholly-owned subsidiaries of Steiner Leisure: OneSpaWorld LLC, Steiner Spa Asia Limited, Steiner Spa Limited, and Steiner Marks Limited, (ii) the following respective indirect subsidiaries of Steiner Leisure: Mandara PSLV, LLC, Mandara Spa (Hawaii), LLC, Florida Luxury Spa Group, LLC, Steiner Transocean U.S., Inc., Steiner Spa Resorts (Nevada), Inc., Steiner Spa Resorts (Connecticut), Inc., Steiner Resort Spas (California), Inc., Steiner Resort Spas (North Carolina), Inc., OSW SoHo LLC, OSW Distribution LLC, Steiner Training Limited, STO Italy S.r.l., One Spa World LLC, Mandara Spa Services LLC, OneSpaWorld Limited, OneSpaWorld (Bahamas) Limited (formerly known as Steiner Transocean Limited), OneSpaWorld Medispa LLC, OneSpaWorld Medispa Limited, OneSpaWorld Medispa (Bahamas) Limited, Mandara Spa (Cruise I), LLC, Mandara Spa (Cruise II), LLC, Steiner Transocean (II) Limited, The Onboard Spa by Steiner (Shanghai) Co., Ltd., Mandara Spa LLC, Mandara Spa Puerto Rico, Inc., Mandara Spa (Guam), L.L.C., Mandara Spa (Bahamas) Limited, Mandara Spa Aruba N.V., Mandara Spa Polynesia Sarl, Mandara Spa (Saipan), Inc., Mandara Spa Asia Limited, PT Mandara Spa Indonesia, Spa Services Asia Limited, Mandara Spa Palau, Mandara Spa (Malaysia) Sdn. Bhd., Mandara Spa Ventures International Sdn. Bhd., Spa Partners (South Asia) Limited, Mandara Spa (Maldives) PVT LTD, and Mandara Spa (Fiji) Limited, (iii) Medispa Limited, a majority-owned subsidiary of Steiner Leisure, and (iv) the timetospa.com website owned by Elemis USA, Inc. (formerly known as Steiner Beauty Products, Inc.).

At the closing of the Business Combination, OneSpaWorld became the ultimate parent company of Haymaker and OSW Predecessor. Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer to OneSpaWorld Holdings Limited and its subsidiaries.

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On March 19, 2019, Dory Intermediate LLC (“Dory Intermediate”) entered into (i) senior secured first lien credit facilities (the “First Lien Credit Facilities”) with Dory Acquisition Sub, Inc. (“Dory Acquisition”), Goldman Sachs Lending Partners LLC, as administrative agent, and certain lenders, consisting of (x) a term loan facility of $208.5 million (of which $20 million was borrowed by Dory Acquisition) (the “First Lien Term Loan Facility”), (y) a revolving loan facility of up to $20 million (the “First Lien Revolving Facility”) and (z) a delayed draw term loan facility of $5 million (the “First Lien Delayed Draw Facility”), and (ii) a senior secured second lien term loan facility of $25 million (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Term Loan Facilities”; the New Term Loan Facilities, together with the First Lien Revolving Facility and the First Lien Delayed Draw Facility, are referred to as the “New Credit Facilities”) with Cortland Capital Market Services LLC, as administrative agent, and Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund, as lender. The New First Lien Revolving Facility included borrowing capacity available for letters of credit up to $5 million. Any issuance of letters of credit reduces the amount available under the New First Lien Revolving Facility. The New First Lien Term Loan Facility matures seven years after March 19, 2019, the New First Lien Revolving Facility matures five years after March 19, 2019 and the New Second Lien Term Loan Facility matures eight years after March 19, 2019.

Loans outstanding under the First Lien Credit Facilities will accrue interest at a rate per annum equal to LIBOR plus a margin of 4.00%, with one step down to 3.75% upon achievement of a certain leverage ratio, and undrawn amounts under the First Lien Revolving Facility will accrue a commitment fee at a rate per annum of 0.50% on the average daily undrawn portion of the commitments thereunder, with one step down to 0.325% upon achievement of a certain leverage ratio. Loans outstanding under the Second Lien Term Loan Facility will accrue interest at a rate per annum equal to LIBOR plus 7.50%.

The obligations under the Credit Facilities are guaranteed by OneSpaWorld and each of its direct or indirect wholly-owned subsidiaries organized under the laws of the United States and the Commonwealth of The Bahamas, in each case, other than certain excluded subsidiaries, including, but not limited to, immaterial subsidiaries, non-profit subsidiaries, and any other subsidiary with respect to which the burden or cost of providing a guarantee is excessive in view of the benefits to be obtained by the lenders therefrom.

The Term Loan Facilities require Dory Intermediate to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property, subject to the ability to reinvest such proceeds and certain other exceptions, and subject to step downs if certain leverage ratios are met and (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the definitive agreements (but excluding debt incurred to refinance the Credit Facilities). Dory Intermediate also is required to make quarterly amortization payments equal to .25% of the original principal amount of the First Lien Term Loan Facility commencing after the first full fiscal quarter after the closing date of the Credit Facilities (subject to reductions by optional and mandatory prepayments of the loans). Dory Intermediate may prepay (i) the First Lien Credit Facilities at any time without premium or penalty, subject to payment of customary breakage costs and a customary “soft call,” and (ii) the Second Lien Term Loan Facility at any time without premium or penalty, subject to a customary make-whole premium for any voluntary prepayment prior to the date that is 30 months following the closing date of the Credit Facilities (the “Callable Date”), following by a call premium of (x) 4.0% on or prior to the first anniversary of the Callable Date, (y) 2.50% after the first anniversary but on or prior to the second anniversary of the Callable Date, and (z) 1.50% after the second anniversary but on or prior to the third anniversary of the Callable Date.

The First Lien Revolving Facility contains a financial covenant and the Credit Facilities contain a number of traditional negative covenants including negative covenants related to the following subjects: consolidations, mergers, and sales of assets; limitations on the incurrence of certain liens; limitations on certain indebtedness; limitations on the ability to pay dividends; and certain affiliate transaction.

The Credit Facilities also contain certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the Credit Facilities are entitled to take various actions, including the acceleration of amounts due under the Credit Facilities and all actions permitted to be taken by a secured creditor, subject to customary intercreditor provisions among the first and second lien secured parties.

The foregoing descriptions of the First Lien Term Loan Facility, First Lien Revolving Facility, First Lien Delayed Draw Facility and Second Lien Term Loan Facility do not purport to be complete and are qualified in their entirety by the terms and conditions of the First Lien Term Loan Facility, First Lien Revolving Facility and Second Lien Term Loan Facility, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Registration Rights Agreement

On March 19, 2019, in connection with the closing of the Business Combination (the “Closing”), OneSpaWorld, Steiner Leisure and Haymaker Sponsor, LLC (“Haymaker Sponsor”), entered into a Registration Rights Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement provides for customary registration rights, including demand and piggyback rights subject to cut-back provisions. In addition, OneSpaWorld has agreed to use its commercially reasonable efforts to file a shelf registration statement to register Steiner Leisure’s and Haymaker Sponsor’s shares within 45 days of the Closing. At any time, and from time to time, after the shelf registration statement has been declared effective by the Securities and Exchange Commission (“SEC”), Steiner Leisure will be entitled to make up to three demands, and Haymaker Sponsor will be entitled to make up to three demands per year, that a resale of shares of OneSpaWorld reasonably expected to exceed $10,000,000 in gross offering price pursuant to such shelf registration statement be made pursuant to an underwritten offering. Pursuant to the Registration Rights Agreement, Steiner Leisure and Haymaker Sponsor will agree not to sell, transfer, pledge or otherwise dispose of their OneSpaWorld Shares (as defined in the Registration Rights Agreement) during the seven days before and 90 days after the pricing of any underwritten offering of OneSpaWorld, subject to certain exceptions, and Steiner Leisure and Haymaker Sponsor will enter into a customary lock-up agreement to such effect. Steiner Leisure and Haymaker Sponsor will agree not to assign or delegate their rights, duties or obligations under the Registration Rights Agreement for a period of six months following the Closing, subject to certain exceptions.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Lock-up Agreement

On March 19, 2019, in connection with the Business Combination, Haymaker Sponsor, Steiner Leisure, and directors and officers of OneSpaWorld and Haymaker, and (solely for the purpose of certain provisions thereof) Haymaker (the “Lock-up Parties”), entered into a Lock-up Agreement (the “Lock-up Agreement”) with OneSpaWorld that, among other things, modifies that certain lock-up agreement, dated as of October 24, 2017, by and among Haymaker, Haymaker Sponsor, and the directors and officers of Haymaker. Pursuant to the Lock-up Agreement, the Lock-up Parties agreed that they would not, subject to certain limited exceptions, transfer or sell their OneSpaWorld Shares for a period of six months after the consummation of the Business Combination.

The foregoing description of the Lock-up Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lock-up Agreement, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Warrant Agreement

On March 19, 2019, in connection with the Closing, OneSpaWorld entered into an Amended and Restated Warrant Agreement (the “Warrant Agreement”), by and between OneSpaWorld and Continental Stock Transfer & Trust Company pursuant to which the obligations of Haymaker under the Original Warrant Agreement (as defined in the Warrant Agreement) are now obligations of OneSpaWorld and are no longer obligations of Haymaker.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Warrant Agreement, which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

2019 Equity Incentive Plan

The OneSpaWorld board of directors approved the 2019 Equity Incentive Plan (the “2019 Plan”) on March 18, 2019 and our shareholder approved the 2019 Plan on March 18, 2019. The purpose of the 2019 Plan is to make available incentives that will assist OneSpaWorld to attract, retain, and motivate employees, including officers, consultants and directors. OneSpaWorld may provide these incentives through the grant of share options, share appreciation rights, restricted shares, restricted share units, performance shares and units and other cash-based or share-based awards. Awards may be granted under the 2019 Plan to OneSpaWorld’s employees, including officers, directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. A total of 7,000,000 OneSpaWorld Shares will be initially authorized and reserved for issuance under the plan.

The foregoing description of the 2019 Plan does not purport to be complete and is qualified in its entirety by the terms and conditions of the 2019 Plan, which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Indemnity Agreements

On March 19, 2019, we entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancement by the Company of certain expenses and costs relating to claims, suits or proceedings arising from service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the indemnity agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnity agreements, a form of which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. On March 6, 2019, the Business Combination was approved by the shareholders of Haymaker at a special meeting (the “Special Meeting”). The Business Combination was completed on March 19, 2019.

Consideration to Haymaker’s Shareholders and Warrant Holders in the Business Combination

Upon completion of the Business Combination, the public stockholders of Haymaker received an aggregate of 31,713,387 common shares par value $0.0001 per share, of OneSpaWorld ( the “OneSpaWorld Shares”), with each public stockholder receiving one OneSpaWorld Share in exchange for each share of Class A common stock, par value $0.0001 per share, of Haymaker (“Class A Shares”) held at the Closing; in addition, each warrant to purchase Class A Shares (the “Haymaker Warrants”) became exercisable for one OneSpaWorld Share, on the same terms and conditions as those applicable to the warrants to purchase Class A Shares.

In addition, 3,000,000 OneSpaWorld Shares and the right to receive 1,600,000 OneSpaWorld Shares upon the occurrence of certain events were issued to Haymaker Sponsor and other former holders of Class B common stock of Haymaker (the “Founders”), in exchange for such shares of Class B common stock of Haymaker, and the Haymaker Warrants held by Haymaker Sponsor became exercisable for 3,408,186 OneSpaWorld Shares, after giving effect to the forfeiture of warrants to purchase 4,591,814 OneSpaWorld Shares.

Consideration Payable to Steiner Leisure in the Business Combination

The consideration paid to Steiner Leisure in connection with the Business Combination consisted of: (i) 14,155,274 OneSpaWorld Shares (valued at $141,552,740 based on a $10.00 per share price), (ii) 1,486,520 OneSpaWorld Warrants, (iii) $611,671,249 in cash and (iv) the right to receive up to an additional 5,000,000 OneSpaWorld Shares upon the occurrence of certain events.

The material terms and conditions of the Merger Agreement are described in the section entitled “The Transaction Agreement and Related Agreements” starting on page 127 of Amendment No. 4 to the Registration Statement on Form S-4, filed by OneSpaWorld with the SEC on February 14, 2019 (the “Registration Statement”), and is incorporated herein by reference.

On March 20, 2019, Steiner Leisure completed the sales of 5,607,144 OneSpaWorld Shares to certain investors in a private placement for total proceeds of $56,071,440.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the post- combination business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	changes in the market for our services;

•	expansion plans and opportunities; and

•

other statements preceded by, followed by or that include the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. OneSpaWorld undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the outcome of any legal proceedings that may be instituted against OneSpaWorld following announcement of the consummated Business Combination and transactions contemplated thereby;

•	the inability to obtain or maintain the listing of our common shares or warrants on The Nasdaq Stock Market following the Business Combination;

•	the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•

the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that OneSpaWorld may be adversely affected by other economic, business, and/or competitive factors; and

•

other risks and uncertainties indicated or incorporated by reference in this Current Report on Form 8-K, including those set forth in the section entitled “Risk Factors” beginning on page 45 of the Registration Statement, and are incorporated herein by reference.

Business

The business of OneSpaWorld is described in the section entitled “Business of OneSpaWorld after the Business Combination” beginning on page 166 of the Registration Statement and is incorporated herein by reference.

Risk Factors

The risk factors related to our business and operations are described in the section entitled “Risk Factors” beginning on page 45 of the Registration Statement and is incorporated herein by reference.

Selected Historical Financial Information

The following tables contain selected historical financial data for OSW Predecessor as of and for the years ended December 31, 2018, 2017 and 2016, derived from the audited combined financial statements of OSW Predecessor incorporated herein by reference. The selected historical financial data of OSW Predecessor is not intended to be an indicator of its or OneSpaWorld’s financial condition or results of operations in the future.

The information below is only a summary and should be read in conjunction with the section entitled “OSW Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations” included below in this Current Report on Form 8-K and the audited combined financial statements of OSW Predecessor, and the notes related thereto, included as Exhibit 99.2 to this Current Report on Form 8-K.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Revenues
Service Revenues	$410,927	$383,686	$362,698
Product Revenues	129,851	122,999	113,586

Total Revenues	540,778	506,685	476,284

Cost of Revenue and Operating Expenses
Cost of Services	352,382	332,360	318,001
Cost of Products	110,793	107,990	106,259
Administrative	9,937	9,222	10,432
Salary and Payroll Taxes	15,624	15,294	14,454
Amortization of Intangible Assets	3,521	3,521	3,521

Total Cost of Revenues and Operating Expenses	492,257	468,387	452,667

Income from Operations	48,521	38,298	23,617

Other Income (Expense), net
Interest Expense	(34,099)	—	—
Interest Income	238	408	340
Other (Expense) / Income	171	(217)	(178)

Total Other Income (Expense), net	(33,690)	191	162

Income Before Provision for Income Taxes	14,831	38,489	23,779
Provision for Income Taxes	1,088	5,263	5,615

Net Income	$13,743	$33,226	$18,164

Adjusted EBITDA(1)	$58,622	$55,902	$51,746
Unlevered After-Tax Free Cash Flow	$52,913	$52,774	$48,020
% Conversion	90.3%	94.4%	92.8%

	As of December 31,
(In thousands)	2018	2017
Balance Sheet Data (At Period End):
Working Capital(2)	$22,419	$17,252
Total Assets	272,659	267,072
Total Liabilities	400,242	41,791
Total Equity (Deficit)	(127,583)	225,281

(1)

OSW Predecessor defines Adjusted EBITDA as Net Income plus Provision for Income Taxes, Other Income, Non-Controlling Interest, Interest Expense, and Depreciation & Amortization, with adjustments for non-recurring items, related party transactions, contribution from the historical timetospa.com channel, purchase price accounting adjustments relating to the 2015 Transaction (as defined below), discrepancies between cash and booked Provision for Income Taxes and non-cash contract expenses. See “Unaudited Pro Forma Condensed Combined Financial Statements.” OSW Predecessor defines Unlevered After-Tax Free Cash Flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

(2)	Working capital calculated as current assets less current liabilities, less cash and cash equivalents.

The following table reconciles Net Income to Adjusted EBITDA and Unlevered After-Tax Free Cash Flow for the years ended December 31, 2018, 2017 and 2016:

(In thousands)	Year Ended December 31,
	2018	2017	2016
Net Income	$13,743	$33,226	$18,164
Provision for Income Taxes	1,088	5,263	5,615
Other Income	(409)	(191)	(162)
Non-Controlling Interest(a)	(3,857)	(2,109)	(3,261)
Interest Expense	34,099	—	—
Non-GAAP Management Adjustments(b)	—	(1,208)	270
Related Party Adjustments(c)	2,860	9,925	18,953
timetospa.com Adjustments(d)	—	(805)	(1,388)
Depreciation & Amortization	10,055	9,829	12,884
Addback for Non-Cash Prepaid Expenses(e)	1,043	1,972	671

Adjusted EBITDA	$58,622	$55,902	$51,746
Capital Expenditures	(4,983)	(2,683)	(3,081)
Cash Taxes(f)	(726)	(445)	(645)

Unlevered After-Tax Free Cash Flow	$52,913	$52,774	$48,020
% Conversion(g)	90.3%	94.4%	92.8%

(a)	Non-Controlling Interest refers to amounts paid to a joint venture partner of OSW Predecessor.
(b)	Non-GAAP Management Adjustments refers to adjustments for certain one-time income or expenses and reflects timing discrepancies for certain cash income or expense items.
(c)	Related Party Adjustments refers to adjustments to reflect the impact of agreements with related parties for the full periods presented.
(d)

As a result of its planned separation from Steiner Leisure, OSW Predecessor is no longer operating timetospa.com as a standalone e-commerce business with focused marketing efforts and paid search advertising, as it had operated the channel through December 31, 2017. timetospa.com is now a post-cruise sales tool where guests may continue their wellness journey after disembarking. This adjustment removes the impact of timetospa.com in the historical financial period due to this change in business model and to assist in comparing such periods with later periods.

(e)	Addback for Non-Cash Prepaid Expenses refers to non-cash expenses incurred in connection with certain contracts.
(f)	Cash Taxes refers to cash taxes paid or payable.
(g)	Unlevered After-Tax Free Cash Flow Conversion is calculated as Adjusted EBITDA less Capital Expenditures and Provision for Income Taxes, divided by Adjusted EBITDA.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. Upon consummation of the Business Combination, Haymaker became an indirect wholly-owned subsidiary of OneSpaWorld.

The historical combined financial statements of OSW Predecessor are included in this Current Report on Form 8-K. Further, prior to the Business Combination, OneSpaWorld had no material operations, assets or liabilities.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2018 was derived from OSW Predecessor’s audited combined income statement for the year ended December 31, 2018 and Haymaker’s audited statement of operations for the year ended December 31, 2018.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2018 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of December 31, 2018 gives effect to the Business Combination as if it was completed on December 31, 2018.

This information should be read together with (i) Haymaker’s historical financial statements and related notes for the year ended December 31, 2018, as well as “Haymaker’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Haymaker’s Annual Report on Form 10-K, and (ii) OSW Predecessor’s historical consolidated financial statements and related notes for the year ended December 31, 2018 as well as “OSW Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations, with Haymaker deemed to be the accounting acquirer because, among other reasons:

•	cash consideration was transferred from Haymaker to the Sellers; and

•

former Haymaker stockholders and Haymaker Sponsor in connection with the Business Combination, own, in the aggregate, 56.8% of the OneSpaWorld Shares, which represents a controlling interest in OneSpaWorld, immediately after giving effect to the Business Combination.

The unaudited pro forma condensed combined financial statements reflect adjustments to the historical financial information that are expected to have a continuing impact on the results of the combined company, factually supportable and directly attributable to the following events and transactions:

•	the Business Combination;

•	the payment of the cash consideration to the Sellers;

•	the closing of the Primary Private Placement;

•	the conversion of each Class A Share into the right to receive one fully paid and non-assessable OneSpaWorld Share;

•	each Haymaker Public Warrant becoming exercisable for one OneSpaWorld Share, on the same terms and conditions as those applicable to the Haymaker Public Warrants;

•

the Founder Shares converting into 6.7 million OneSpaWorld Shares (3.7 million, subject to certain adjustments, of which were transferred and forfeited to OneSpaWorld) and the right to receive 1.6 million OneSpaWorld Shares upon the occurrence of certain events. Such deferred OneSpaWorld shares are not included in the EPS calculations set forth below;

•	the repayment of $352.4 million of outstanding indebtedness, of OSW Predecessor as of December 31, 2018 and the entry into the Debt Financing at the time of the Business Combination;

•	each of the Founder Warrants becoming exercisable for one OneSpaWorld Share; and

•	the redemption of 1,286,613 Class A Shares by Haymaker’s public stockholders in accordance with Haymaker’s amended and restated certificate of incorporation.

Haymaker provided its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, each Class A Share then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account, which held the proceeds (including interest, which was net of taxes payable) of the Haymaker IPO.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The actual results may differ significantly from those reflected in the pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma financial statements and actual amounts. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. OSW Predecessor and Haymaker have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the year ended December 31, 2018

(Dollars in thousands, except per share amounts)

(unaudited)

	Haymaker		OSW Predecessor	Pro Forma Adjustments		Pro Forma
Service revenues	$—		$410,927	$—		$410,927
Product revenues	—		129,851	—		129,851

Total revenues	—		540,778	—		540,778
Cost of services	—		352,382	(235)	(a.)	352,147
Cost of products	—		110,793	—		110,793
Administrative	4,691		9,937	(3,862)	(a.), (g.)	10,766
Salary and payroll taxes	—		15,624	—		15,624
Amortization of intangible assets	—		3,521	13,950	(b.)	17,471

Total cost of revenues and operating expenses	4,691		492,257	9,853		506,801

Income (loss) from operations	(4,691)		48,521	(9,853)		33,977
Unrealized gain on securities held in Trust	449		—	(449)	(c.)	—
Interest expense	—		(34,099)	19,247	(d.)	(14,852)
Interest income	5,656		238	(5,656)	(c.)	238
Other income	—		171	—		171

Total other income (expense), net	6,105		(33,690)	13,142		(14,443)

Income from continuing operations before provision for income taxes	1,414		14,831	3,289		19,534
Provision for income taxes	1,017		1,088	—	(e.)	2,105

Net income from continuing operations	$397		$13,743	$3,289		$17,429

Net Income attributable to non-controlling interest	—		3,857	—		3,857

Net income attributable to parent	$397		$9,886	$3,289		$13,572

Earnings per common share (f.)
Basic	$(0.44	)*				$0.22
Diluted	$(0.44	)*				$0.20
Weighted average common shares
Basic	9,911,510					61,118,298
Diluted	9,911,510					68,118,298

*	Net loss per common share – basic and diluted excludes interest income attributable to common stock subject to redemption of $4,773,466 for the year ended December 31, 2018.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of December 31, 2018

(Dollars in thousands, except per share data)

(unaudited)

	Haymaker	OSW Predecessor	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$221	$15,302	$(3,196)	(a.)	$12,327
Accounts receivable, net	—	25,352	—		25,352
Inventories, net	—	32,265	2,295	(b.)	34,560
Other current assets	93	8,041	—		8,134

Total current assets	314	80,960	(901)		80,373
Note receivable due from affiliate of the Parent	—	—	—		—
Investments held in Trust Account	336,671	—	(336,671)	(a.)	—
Property and equipment, net	—	16,239	11,815	(c.)	28,054
Intangible assets, net	—	131,517	493,483	(d.)	625,000
Goodwill	—	33,864	78,171	(e.)	112,035
Deferred tax assets	—	4,265	(4,172)	(f.)	93
Other noncurrent assets, net	—	5,814	731	(i.)	6,545

Total assets	$336,985	$272,659	$242,456		$852,100

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$7,595	$—		$7,595
Accounts payable - related parties	—	6,553	—		6,553
Accrued expenses	3,805	27,211	(3,684)	(g.)	27,332
Income tax payable	1,012	670	—		1,682
Other current liabilities	—	1,210	—		1,210

Total current liabilities	4,817	43,239	(3,684)		44,372
Deferred rent	—	645	—		645
Deferred tax liabilities	94	—	77	(f.)	171
Income tax contingency	—	3,918	—		3,918
Long-term debt	—	352,440	(113,347)	(i.)	239,093
Deferred underwriting fees	12,150	—	(12,150)	(j.)	—

Total liabilities	$17,061	$400,242	$(129,104)		$288,199

Shareholders’ equity:
Common stock subject to possible redemption	$314,924	$—	$(314,924)	(k.)	$—
Preferred stock, $0.0001 par value	—	—	—		—
Class A common stock, $0.0001 par value	—	—	4	(k.), (m.)	4
Class B convertible common stock, $0.0001 par value	1	—	(1)	(m.)	—
Additional paid-in capital	4,266	—	556,952	(o.)	561,218
Non-controlling interest	—	3,586	2,169	(n.)	5,755
Accumulated earnings (loss)	733	(130,520)	126,711	(l.), (h.)	(3,076)
Accumulated Other Comprehensive Loss	—	(649)	649	(l.)	—

Total shareholders’ equity	$319,924	$(127,583)	$371,560		$563,901

Total liabilities and shareholders’ equity	$336,985	$272,659	$242,456		$852,100

Notes to Unaudited Pro Forma Combined Financial Statements

1. Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for using the acquisition method of accounting with Haymaker as the acquiring entity and OSW Predecessor as the acquiree. Under the acquisition method of accounting, Haymaker’s assets and liabilities will retain their carrying assets and the assets and liabilities of OSW, including its predecessor’s assets and liabilities, will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired will be recorded as goodwill. The pro forma adjustments have been prepared as if the Business Combination and the other related transactions had taken place on December 31, 2018 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2018 in the case of the unaudited pro forma condensed combined income statements.

The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Haymaker, who was determined to be the accounting acquirer.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination, include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) Haymaker’s historical financial statements and related notes for the year ended December 31, 2018, as well as “Haymaker’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Haymaker’s Annual Report on Form 10-K, (ii) OSW Predecessor’s historical combined financial statements and related notes for the year ended December 31, 2018 as well as “OSW Predecessor Management’s “Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this Current Report on Form 8-K.

The pro forma adjustments represent management’s estimates based on information available as of the date of this Current Report on Form 8-K and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact. In addition, the unaudited pro forma condensed combined financial statements do not reflect additional costs and expenses that OneSpaWorld may incur as a public company (other than those incurred by Haymaker and reflected in the unaudited pro forma condensed combined financial statements). Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Business Combination and the other related transactions are not included in the unaudited pro forma condensed combined income statements. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a decrease to cash, unless otherwise noted.

2. Preliminary Allocation of Purchase Price

The total purchase consideration for the Business Combination has been allocated to the assets acquired, liabilities assumed, and non-controlling interest for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired, liabilities assumed and non-controlling interest but in no event later than one year following the completion of the Business Combination.

Accordingly, the final acquisition accounting adjustments could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements.

Any increase or decrease in the fair value of the assets acquired, liabilities assumed and non-controlling interest, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of OneSpaWorld following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The purchase consideration was preliminarily allocated as follows:

(In thousands)
Cash paid to Selling Equityholders	$659,065
Equity consideration paid to Selling Equityholders	141,552

$800,617

Cash and cash equivalents	$15,302
Accounts receivable, net	25,352
Inventories, net	34,560
Other current assets	8,041
Property and equipment, net	28,054
Intangible assets, net	625,000
Other noncurrent assets, net	5,814
Deferred tax asset	93
Goodwill	112,035
Current liabilities	(43,239)
Deferred tax liabilities	(77)
Other long-term liabilities	(4,563)
Non-controlling interest	(5,755)

Net assets acquired	$800,617

The estimated value of the equity consideration paid, or deemed paid, to the Sellers includes OneSpaWorld Shares with an assumed fair value of approximately $141.6 million. The estimated value of the aggregate equity consideration issued to the Sellers of $85.5 million reflects an assumed per share market value of common shares of OneSpaWorld of $10.00.

The consideration above does not include five million of deferred shares, with an assumed value of $50.0 million (reflecting an assumed per share value of $10.0 per share), issued to the Sellers.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of intangibles derived from retail concession agreements, lease agreements, a trade name and a licensing agreement. Retail concession agreements and lease agreements (collectively, “agreements”) were valued through application of the multi-period excess earnings method. Under this method, revenues, operating expenses and other costs associated with these agreements were estimated in order to derive cash flows attributable to the existing agreements. The resulting cash flows were then discounted to present value at rates reflective of the risk and return expectations of the agreements to arrive at the fair value of the agreements as of December 31, 2018. The amortization related to the agreements is reflected as unaudited pro forma adjustments to the unaudited pro forma condensed combined income statements using the straight line method of amortization. Company management has determined the estimated remaining useful lives of the retail concession agreements and lease agreements based on the projected economic benefits associated with these interests. The tradename and licensing agreement were valued through application of the relief from royalty method. Under this method a royalty rate is applied to the revenues associated with the tradename to capture value associated with use of the name as if licensed. The resulting royalty savings are then discounted to present value at rates reflective of the risk and return expectations of the interests to derive their respective fair values as of December 31, 2018. Company management has determined that the trade name is preliminarily estimated to have an indefinite useful life while the licensing agreement life is estimated based on the projected economic benefits associated with this interest.

The preliminary allocation of the purchase consideration to property and equipment was based on the fair value of such assets determined using the trending method of the cost approach. Depreciation expense for property and equipment was preliminarily estimated based on a straight line methodology, which approximates the remaining weighted useful life of such underlying assets. The fair value of the inventory was determined through use of the replacement cost approach.

The amount that will ultimately be allocated to these identified intangible assets, property and equipment and inventory and the related amount of amortization and depreciation, may differ materially from this preliminary allocation.

Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive efficient distribution network that has been established by OSW Predecessor.

3. Pro Forma Adjustments and Assumptions

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other transactions described above and has been prepared for informational purposes only. The unaudited pro forma condensed combined income statements are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined company. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of Haymaker and OSW Predecessor and should be read in conjunction with their historical financial statements included elsewhere in Haymaker’s Annual Report on Form 10-K and this Current Report on Form 8-K.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, the Primary Private Placement and the Debt Financing, (2) factually supportable, and (3) with respect to the income statements, expected to have a continuing impact on the results of OneSpaWorld.

There were no intercompany balances or transactions between Haymaker and OSW Predecessor as of the dates and for the periods of these unaudited pro forma combined financial statements.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined income statements are based upon the number of OneSpaWorld’s shares outstanding, assuming the Business Combination and the Primary Private Placement occurred on January 1, 2018.

Pro Forma Adjustments to the Income Statements:

(a)

Represents the adjustment to depreciation of $0.2 million for the year ended December 31, 2018. The adjustment is reflecting the impact of the changes in fair values of property and equipment, based on the preliminary purchase price allocation.

(b)

Represents the adjustment to amortization of $14.0 million for the year ended December 31, 2018 reflecting the impact of the changes in fair value of intangible assets based on the preliminary purchase price allocation. Amortization of the acquired intangible assets will be recognized on a straight line basis over the estimated useful life, which represents the projected economic benefits associated with the acquired intangible assets.

(c)

Represents the adjustment to eliminate the historical interest income and unrealized gains of Haymaker associated with the funds that were held in the Trust Account, which were used to fund portions of the cash consideration and debt refinancing in connection with the Business Combination.

(d)

Represents the removal of previous interest on the OSW Predecessor debt repaid at the closing by the Seller. An adjustment has also been made that represents the increased interest expense related to the issuance of new debt in connection with the Business Combination.

The pro forma interest expense assumes a weighted average interest rate of approximately 5.59% on the Initial Term Facility ($208.5 million), Second Lien Term Facility ($25.0 million) and Revolving Credit Facility ($12.4 million). Each 1/8% change in the assumed rate would create a $0.3 million change in annual interest expense.

Included in the adjustments to interest expense is deferred financing expense of $1.1 million for the year ended December 31, 2018.

(e)

This adjustment represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro-forma adjustments was calculated using the historical statutory rates in effect for the periods presented. The blended statutory rate is 0% due to the fact that the pro forma adjustments predominately relate to businesses that are in zero tax rate jurisdictions.

(f)

Pro forma basic earnings per share was computed by dividing pro forma net income attributable to OneSpaWorld common shareholders by the weighted average of Class A Shares, as if such shares were issued and outstanding as of January 1, 2018. Basic shares outstanding were calculated based on the following common shares outstanding:

At December 31, 2018
OneSpaWorld Shares held by Haymaker Public Stockholders	31,713,387
OneSpaWorld Shares held by Haymaker Sponsor	3,000,000
OneSpaWorld Shares held by Private Placement Investors	12,249,637
OneSpaWorld Shares held by Sellers	14,155,274

Total common shares outstanding	61,118,298
Equity consideration - Employee option pool	7,000,000

Diluted shares outstanding	68,118,298

Pro forma dilutive earnings per share was computed using the “treasury stock buyback” method to determine the potential dilutive effect of its outstanding options. The employee option pool is the number of options available for issue at the time of closing, but no options were issued at that time.

The currently outstanding Haymaker Public Warrants, the Founder Warrants and the Private Placement Warrants with an exercise price of $11.50 per share became exercisable for one OneSpaWorld Share. The Haymaker Public Warrants, the Founder Warrants and the Private Placement Warrants are not dilutive on a pro forma basis and have been excluded from the diluted number of OneSpaWorld Shares outstanding at the time of closing; however, the potential dilutive impact will ultimately be recognized based on the actual market price on the date of measurement.

Similarly, the Founder Shares that became converted into the right to receive 1,600,000 OneSpaWorld Shares upon the occurrence of certain events are not dilutive on a pro forma basis and would have been excluded from the diluted number of OneSpaWorld Shares outstanding at the time of the closing.

(g)

The adjustment represents the removal of $3.9 million of transaction fees incurred in the year ended December 31, 2018. Transaction costs are eliminated from pro forma income statements because they are nonrecurring charges that are directly attributable to the transaction.

Pro Forma Adjustments to the Balance Sheet:

(a)	Represents the net adjustment to cash associated with Haymaker’s payment of cash consideration in the Business Combination:

Pro forma net adjustment to cash associated with purchase adjustments (in thousands):

(In thousands)	Scenario 1
Haymaker cash previously held in Trust Account (1)	$336,671
Proceeds from the primary private placement (2)	122,496
Proceeds from new debt (3)	245,900
Shareholder redemptions (4)	(12,866)
Cash consideration (5)	(659,065)
Payment of transaction costs (6)	(36,332)

Net adjustment to cash	$(3,196)

(1)

Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in form of investments to cash and cash equivalents to reflect the fact that these investments were available for use in connection with the Business Combination and the payment of a portion of the cash consideration.

(2)	Represents the shares and warrants OneSpaWorld issued and sold to the Private Placement Investors for gross proceeds of approximately $122.5 million.
(3)	Represents additional funds raised through the new loans.
(4)	Represents cash paid for redemptions of Haymaker common shares.
(5)

Represents the cash consideration portion of the total consideration that is expected to be paid to effectuate the Business Combination prior to any Sellers’ costs and amounts to be paid under the escrow agreement.

(6)	Reflects the impact of estimated transaction costs of $36.3 million including fees and costs attributable to debt and equity consideration.

(b)	Represents the adjustment to inventory to reflect their estimated fair values on the preliminary purchase price allocation (see Note 2).

(c)

Represents the adjustment to property and equipment to (i) reflect the adjustment to the respective fixed asset category to reflect their estimated fair values based on the preliminary purchase price allocation, and (ii) to eliminate the historical accumulated depreciation (see Note 2).

(d)	Represents the adjustment to intangible assets to reflect their estimated fair values on the preliminary purchase price allocation (see Note 2).

(e)	Represents the adjustment to goodwill based on the preliminary purchase price allocation (see Note 2).

(In thousands)
Concession Agreements	$598,300
Lease Agreements	19,300
Trade Name	5,900
Licensing Agreement	1,500

$625,000

(f)

Represents the adjustment to the deferred tax assets and liability. The deferred taxes are primarily related to the difference between the financial statement and tax basis for depreciation and amortization. The basis difference primarily results from the Business Combination where Haymaker receives a step-up value adjustment on certain assets for financial accounting purposes.

(g)	Represents the payment of accrued transaction expenses of $3.7 million.

(h)

Represents the transaction cost expense at closing going against retained earnings. Of the $36.3 million, $3.8 million has been recognized in retained earnings. This figure represents the total estimated transaction expense net of deferred financing fees (note i), the Private Placement fee that reduces additional paid in capital (note o), the accrued transaction expenses (note g) and the deferred underwriting costs accrued by Haymaker (note j).

(i)

Represents the repayment of OSW Predecessor debt ($352.4 million) at the closing by the Seller and the issuance of $245.9 million of new long-term debt in the form of an Initial Term Facility ($208.5 million) and Second Lien Term Facility ($25.0 million) and Revolving Credit Facility of ($12.4 million). The adjustment reflects related deferred financing costs of $7.5 million, of which $0.7 million has been allocated to other non-current assets as it relates to the Revolving Credit Facility, and the remainder has been netted against long-term debt. These unaudited pro forma condensed combined financial statements are presented as such to better reflect indebtedness following the Business Combination.

(j)	Represents the payment of deferred underwriting costs of $12.2 million.

(k)

Represents an adjustment to reflect that at the time of issuance, certain Haymaker common stock was subject to a possible redemption and, as such, an amount of $314.9 million was classified as redeemable equity in Haymaker’s historical consolidated balance sheet as of December 31, 2018. As of the balance sheet, $12.9 million of common stock of Haymaker was redeemed at an assumed redemption price of $10.00 per Class A Share and the remaining outstanding common stock of $302.0 million has been reclassified from redeemable equity to additional paid-in capital and Class A common stock, $0.0001 par value.

(l)	Represents the elimination of OSW Predecessor’s accumulated deficit of $130.5 million and accumulated other comprehensive loss of $0.6 million.

(m)

Represents the Founder Shares being converted into 6.7 million OneSpaWorld Shares (3.7 million, subject to certain adjustments, of which were transferred and forfeited to OneSpaWorld) and the right to receive 1.6 million OneSpaWorld Shares upon the occurrence of certain events. Such deferred OneSpaWorld shares are not included in the EPS calculations set forth above.

(n)	Represents the adjustment to non-controlling interest to reflect the estimated fair values on the preliminary purchase price allocation (see Note 2).

(o)	Represents the pro forma adjustment to additional paid-in capital.

(In thousands)
Reverse Haymaker historical APIC	$—
Conversion of redeemable shares held by Haymaker’s public stockholders to APIC, net of par amount	302,054
Increase to APIC attributable to the stock issued to the Selling Equityholders	141,552
Increase to APIC attributable to the Private Placement	122,496
Reduction to APIC attributable to the Private Placement fee	(9,150)

Pro forma adjustment to APIC	$556,952

OSW Predecessor Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of OSW Predecessor’s audited financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Information” included above in this Current Report on Form 8-K and the audited combined financial statements of OSW Predecessor, and the notes related thereto, included as Exhibit 99.2 to this Current Report on Form 8-K. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding OneSpaWorld’s expectation for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from OneSpaWorld’s expectations. OneSpaWorld’s actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Unaudited Pro Forma Condensed Combined Financial Statements,” included above in this Current Report on Form 8-K, and in the section entitled “Risk Factors” beginning on page 45 of the Registration Statement, which is incorporated herein by reference. OneSpaWorld assumes no obligation to update any of these forward-looking statements.

The information for the years ended December 31, 2018, 2017 and 2016 are derived from OSW Predecessor’s audited combined financial statements and the notes thereto included elsewhere in this Current Report on Form 8-K.

Any reference to “OneSpaWorld” refers to OneSpaWorld Holdings Limited and its consolidated subsidiaries on a forward-looking basis or, as the context requires, to the historical results of OSW Predecessor. Any reference to “OSW Predecessor” refers to the entities comprising the “OneSpaWorld” business prior to the consummation of the Business Combination.

Overview

OneSpaWorld is the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide. OneSpaWorld’s highly-trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty and wellness services and products onboard 163 cruise ships and at 67 destination resorts globally. With over 80% market share in the highly attractive outsourced maritime health and wellness market, OneSpaWorld is the unquestioned market leader at approximately 10x the size of its closest maritime competitor. Over the last 50 years, OneSpaWorld has built its leading market position on its depth of staff expertise, broad and innovative service and product offerings, expansive global recruitment, training and logistics platform as well as decades-long relationships with cruise and destination resort partners. Throughout its history, OneSpaWorld’s mission has been simple—helping guests look and feel their best during and after their stay.

At its core, OneSpaWorld is a global services company. OneSpaWorld serves a critical role for its cruise line and destination resort partners, operating a highly complex and increasingly important aspect of its cruise line and destination resort partners’ overall guest experience. Decades of investment and know-how have allowed OneSpaWorld to construct an unmatched global infrastructure to manage the complexity of its operations, which in 2017 included nearly 8,000 annual voyages with visits to over 1,100 ports of call around the world. OneSpaWorld has consistently expanded its onboard offering with innovative and leading-edge service and product introductions, and developed the powerful back-end recruiting, training and logistics platforms to manage its operational complexity, maintain its industry-leading quality standards, and maximize revenue per center. The combination of its renowned recruiting and training platform, deep labor pool, global logistics and supply chain infrastructure and proven revenue management capabilities represents a significant competitive advantage that OneSpaWorld believes is not economically feasible to replicate.

Matters Affecting Comparability

Supply Agreement

OSW Predecessor purchases beauty products for resale from an entity (the “Supplier Entity”) that was, during the periods presented, a wholly-owned subsidiary of Steiner Leisure. OSW Predecessor and the Supplier Entity entered into an agreement, effective as of January 1, 2017 (subsequently amended in 2018), which established the prices at which beauty products will be purchased by OSW Predecessor from the Supplier Entity for a term of 10 years (the “Supply Agreement”). The Supply Agreement has had a positive impact on OSW Predecessor’s business as it has reduced the cost of products for retail goods and has lowered the cost of products used in services. The prices of beauty products purchased by OSW Predecessor from the Supplier Entity prior to 2017 were not comparable to those set forth under the Supply Agreement and applicable to future periods. As a result, OSW Predecessor’s operations and financial condition in periods prior to January 1, 2017 differ materially from those ended after that date.

The Supply Agreement was effective as of January 1, 2017, however, existing inventories of products purchased prior to the effectiveness of the Supply Agreement were not fully depleted until the end of the third quarter of 2017. Beginning October 1, 2017, the cost of products used in services and cost of products reflect the actual pricing under the Supply Agreement because, at that time, all inventory on hand was purchased under the terms of the Supply Agreement.

In order to quantify the impact of the Supply Agreement on the comparability of OSW Predecessor’s financial statements between periods, the following table sets forth the decrease in cost of products used in services and cost of products that would have been reflected in the financial statements of OSW Predecessor for the periods presented if all inventory on hand during such periods was purchased under the terms of the Supply Agreement (i.e., as if no existing inventories of products purchased prior to the effectiveness of the Supply Agreement were sold during the periods presented):

(in thousands)	2018	2017	2016
Decrease in Cost of Products Used in Services	$—	$4,170	$7,824
Decrease in Cost of Products	—	5,214	10,589

Total	$—	$9,384	$18,413

In order to further quantify the impact of the Supply Agreement on the comparability of OSW Predecessor’s financial statements between periods, the following table sets forth the increase in cost of products used in services and cost of products that would have been reflected in the financial statements of OSW Predecessor for the periods presented if all inventory on hand during such periods was purchased prior to the effectiveness of the Supply Agreement:

	For the Year Ended December 31,
	2018	2017
Increase in Cost of Products Used in Services	$8,886	$3,282
Increase in Cost of Products	13,844	5,897

Total	$22,730	$9,179

timetospa.com Business Model

As a result of its planned separation from Steiner Leisure, OSW Predecessor is no longer operating timetospa.com as a standalone e-commerce business with focused marketing efforts and paid search advertising, as it had operated the channel through December 31, 2017. timetospa.com is now a post cruise sales tool where guests may continue their wellness journey after disembarking. Revenue and net income in the years ended December 31, 2017 and 2016 are not directly comparable to revenue and net income in the year ended December 31, 2018 due to this change in the timetospa.com business model.

Key Performance Indicators

In assessing the performance of its business, OSW Predecessor considers several key performance indicators used by management. These key indicators include:

•

Ship Count. The number of ships, both on average during the period and at period end, on which OSW Predecessor operates health and wellness centers. This is a key metric that impacts revenue and profitability.

•

Average Weekly Revenue Per Ship. A key indicator of productivity per ship. Revenue per ship can be affected by the various sizes of health and wellness centers and categories of ships on which OSW Predecessor serves.

•

Average Revenue Per Shipboard Staff Per Day. OSW Predecessor utilizes this performance metric to assist in determining the productivity of its onboard staff, which OSW Predecessor believes is a critical element of its operations.

•

Destination Resort Count. The number of destination resorts, both on average during the period and at period end, on which OSW Predecessor operates the health and wellness centers. This is a key metric that impacts revenue and profitability.

•

Average Weekly Revenue Per Destination Resort Health and Wellness Center. A key indicator of productivity per destination resort health and wellness center. Revenue per destination resort health and wellness center in a period can be affected by the mix of North American and Asian centers for such period because North American centers are typically larger and produce substantially more revenues per center than Asian centers. Additionally, average weekly revenue can also be negatively impacted by renovations of OSW Predecessor’s destination resort health and wellness centers.

The following table sets forth the above key performance indicators for the periods presented:

	As of and for the Year Ended December 31,
	2018	2017	2016
Average Ship Count	156.7	154.0	151.0
Period End Ship Count	163	157	156
Average Weekly Revenue Per Ship	$60,421	$56,999	$53,741
Average Revenue Per Shipboard Staff Per Day	$474	$446	$427
Average Resort Count	61.9	51.6	48.1
Period End Resort Count	67	54	50
Average Weekly Revenue Per Resort	$13,927	$16,400	$18,765

Key Financial Definitions

Revenues. Revenues consist primarily of sales of services and sales of products to cruise ship passengers and destination resort guests. The following is a brief description of the components of OSW Predecessor’s revenues:

•

Service revenues. Service revenues consist primarily of sales of health and wellness services, including a full range of massage treatments, facial treatments, nutritional/weight management consultations, teeth whitening, mindfulness services and medi-spa services to cruise ship passengers and destination resort guests. OSW Predecessor bills its services at rates which inherently include an immaterial charge for products used in the rendering of such services, if applicable.

•

Product revenues. Product revenues consist primarily of sales of health and wellness products such as facial skincare, body care, orthotics and detox supplements to cruise ship passengers, destination resort guests and timetospa.com customers.

Cost of services. Cost of services consists primarily of an allocable portion of payments to cruise lines (which are derived as a percentage of service revenues or a minimum annual rent or a combination of both), an allocable portion of wages paid to shipboard employees, an allocable portion of staff-related shipboard expenses, costs related to recruitment and training of shipboard employees, wages paid directly to destination resort employees, payments to destination resort venue owners, the allocable cost of products consumed in the rendering of a service and health and wellness center depreciation. Cost of services has historically been highly variable; increases and decreases in cost of services are primarily attributable to a corresponding increase or decrease in service revenues. Cost of services has tended to remain consistent as a percentage of service revenues.

Cost of products. Cost of products consists primarily of the cost of products sold through OSW Predecessor’s various methods of distribution, an allocable portion of wages paid to shipboard employees and an allocable portion of payments to cruise lines and destination resort partners (which are derived as a percentage of product revenues or a minimum annual rent or a combination of both). Cost of products has historically been highly variable, increases and decreases in cost of products are primarily attributable to a corresponding increase or decrease in product revenues. Cost of products has tended to remain consistent as a percentage of product revenues.

Administrative. Administrative expenses are comprised of expenses associated with corporate and administrative functions that support OSW Predecessor’s business, including fees for professional services, insurance, headquarter rent and other general corporate expenses. OSW Predecessor expects administrative expenses to increase due to additional legal, accounting, insurance and other expenses related to becoming a public company.

Salary and payroll taxes. Salary and payroll taxes are comprised of employee expenses associated with corporate and administrative functions that support OSW Predecessor’s business, including fees for employee salaries, bonuses, payroll taxes, pension/401K and other employee costs.

Amortization of intangible assets. Amortization of intangible assets are comprised of the amortization of intangible assets with definite useful lives (e.g. customer contracts, trade names, long-term leases) and amortization expenses associated with the acquisition of Steiner Leisure Limited on December 9, 2015 by certain investment vehicles managed by Catterton Management Company, L.L.C. (the “2015 Transaction”).

Other income (expense), net. Other income (expense) consists of royalty income, interest income, interest expense and minority interest expense.

Provision for income taxes. Provision for income taxes includes current and deferred federal income tax expenses, as well as state and local income taxes. See “—Critical Accounting Policies—Income Taxes.”

Net income. Net income consists of income from operations less other income (expense) and provision for income taxes.

Revenue Drivers and Business Trends

OSW Predecessor’s revenues and financial performance are impacted by a multitude of factors, including, but not limited to:

•

The number of ships and destination resorts in which OSW Predecessor operates health and wellness centers. Revenue is impacted by net new ship growth and the increase in the number of destination resort health and wellness centers in each period.

•

The size and offering of new health and wellness centers. OSW Predecessor has focused its attention on the innovation and provision of higher value added and price point services such as medi-spa and advanced facial techniques, which require treatment rooms equipped with specific equipment and staff trained to perform these services. As OSW Predecessor’s cruise line partners continue to invest in new ships with enhanced health and wellness centers that allows for more advanced treatment rooms and larger staff sizes, OSW Predecessor is able to increase the availability of these services, driving an overall shift towards a more attractive service mix.

•

Expansion of value-added services and products across modalities in existing health and wellness centers. OSW Predecessor continues to expand its higher value added and price point offerings in existing health and wellness centers, including introducing premium medi-spa services, resulting in higher guest spend.

•

The mix of ship count across contemporary, premium, luxury and budget categories. Revenue generated per shipboard health and wellness center differs across contemporary, premium, luxury and budget ship categories due to the size of the health and wellness centers, services offered, guest demographics and guest spending patterns.

•

The mix of cruise geography and itinerary. Revenue generated per shipboard health and wellness center is influenced by each cruise itinerary including the number of sea versus port days, which impact center utilization, as well as the geographic sailing region which may impact the offering of services and products to best address guest preferences.

•

Collaboration with cruise line partners including targeted marketing and promotion initiatives as well as implementation of proprietary technologies to increase center utilization via pre-booking and pre-payment. OSW Predecessor is now directly marketing and distributing promotions to onboard passengers as a result of enhanced collaboration with select cruise line partners. OSW Predecessor has also begun to implement proprietary pre-booking and pre-payment technology platforms that interface with its cruise line partners’ pre-cruise planning systems. These areas of increased collaboration with cruise line partners are resulting in higher revenue generation across its health and wellness centers.

•

The impact of weather. OSW Predecessor’s health and wellness centers onboard cruise ships and in select destination resorts may be negatively affected by hurricanes. The negative impact of hurricanes is highest during peak hurricane season from August to October.

The effect of each of these factors on OSW Predecessor’s revenues and financial performance varies from period to period.

Results of Operations

Comparison of Results for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited)

($ in thousands)	Year Ended December 31,				Change
	2018	% of Total Revenue	2017	% of Total Revenue	$	%
Revenues
Service Revenues	$410,927	76.0%	$383,686	75.7%	$27,241	7.1%
Product Revenues	129,851	24.0%	122,999	24.3%	6,852	5.6%

Total Revenues	540,778	100.0%	506,685	100.0%	34,093	6.7%

Cost of Revenues and Operating Expenses
Cost of Services	352,382	65.2%	332,360	65.6%	20,022	6.0%
Cost of Products	110,793	20.5%	107,990	21.3%	2,803	2.6%
Administrative	9,937	1.8%	9,222	1.8%	715	7.8%
Salary and Payroll Taxes	15,624	2.9%	15,294	3.0%	330	2.2%
Amortization of Intangible Assets	3,521	0.7%	3,521	0.7%	0	0.0%

Total Cost of Revenues and Operating Expenses	492,257	91.0%	468,387	92.4%	23,870	5.1%

Income from Operations	48,521	9.0%	38,298	7.6%	10,223	26.7%

Other Income (Expense), net
Interest Expense	(34,099)	6.3%	0	0.0%	(34,099)	NM
Interest Income	238	0.0%	408	0.1%	(170)	(41.4%)
Other (Expense)/Income	171	0.0%	(217)	0.0%	388	NM

Total Other Income, net	(33,690)	6.2%	191	0.0%	(33,881)	NM

Income Before Provision for Income Taxes	14,831	2.7%	38,489	7.6%	(23,658)	(61.5%)
Provision for Income Taxes	1,088	0.2%	5,263	1.0%	(4,175)	(79.3%)

Net Income	$13,743	2.5%	$33,226	6.6%	$(19,483)	(58.6%)

Revenues. Revenues increased approximately 6.7%, or $34.1 million, to $540.8 million in 2018, from $506.7 million in 2017. The increase was driven by six incremental net new shipboard health and wellness centers added to the fleet, 14 incremental net new destination resort health and wellness centers opened, a continued trend towards larger and enhanced shipboard health and wellness centers as well as increased guest spend on higher-priced services, product innovation and improved collaboration with partners such as the continued rollout of new direct marketing initiatives onboard. The revenue increase was offset by one-time changes in the business model for the timetospa.com website.

For the year ended December 31, 2018, the 20 incremental net new health and wellness centers contributed $20.1 million, the increase in average price of services and products sold contributed $15.3 million and the increase in the volume of services sold at existing health and wellness centers contributed $1.0 million in increased revenue, respectively, offset by a decrease of $2.2 million due to the change in timetospa.com website business model. The revenue growth over this time period was relatively proportional between service and product revenues:

•	Service revenues. Service revenues increased approximately 7.1%, or $27.2 million, to $410.9 million in 2018, from $383.7 million in 2017.

•	Product revenues. Product revenues increased approximately 5.6%, or $6.9 million, to $129.9 million in 2018, from $123.0 million in 2017.

The productivity of shipboard health and wellness centers increased for 2018 compared to 2017 as evidenced by an increase in both average weekly revenues and revenues per shipboard staff per day. Average weekly revenues increased by 6.0% to $60,421 in 2018, from $56,999 in 2017, and revenues per shipboard staff per day increased by 6.3% over the same time period. OSW Predecessor had an average of 2,852 shipboard staff members in service in 2018 compared to an average of 2,809 shipboard staff members in service in 2017.

The productivity of destination resort health and wellness centers, measured by average weekly revenues, decreased 12.9% to $13,927 in 2018, from $16,400 in 2017. The decrease in productivity was primarily driven by one large destination resort health and wellness center being under renovation as well as the addition of smaller health and wellness centers in Asia that generate lower revenue and the closure of a large health and wellness center in Las Vegas.

Cost of services. Cost of services increased $20.0 million in 2018 compared to 2017. The increase was primarily attributable to an increase in service revenues which accounted for an increase of $23.6 million, offset by the effect of reduced costs under the Supply Agreement which decreased cost of services by $4.2 million. Cost of services as a percentage of service revenues decreased to 85.8% in 2018, from 86.6% in 2017. The decrease was primarily attributable to the effect of the Supply Agreement.

Cost of products. Cost of products increased $2.8 million in 2018 compared to 2017. The increase was primarily attributable to an increase in product revenues which accounted for an increase of $6.1 million and an increase in payments to cruise and destination resort partners of $3.0 million, offset by the effect of the Supply Agreement which decreased cost of products by $5.2 million. Cost of products as a percentage of product revenues decreased to 85.3% in 2018, from 87.8% in 2017. The decrease was attributable to the effect of reduced costs under the Supply Agreement.

Administrative. Administrative expenses increased $0.7 million in 2018 compared to 2017. The increase in administrative expenses was driven primarily by expenses incurred in connection with the Business Combination.

Salary and payroll taxes. Salary and payroll taxes increased $0.3 million in 2018 compared to 2017. The increase was primarily related to additional merit-based compensation.

Amortization of intangible assets. Amortization of intangible assets remained flat at $3.5 million in 2018 and 2017.

Other income (expense), net. Other income (expense), net decreased $33.9 million in 2018 compared to 2017. This decrease was primarily attributable to an increase in interest expense related to internal restructuring, which resulted in debt previously held at the parent level being assigned to OSW Predecessor in anticipation of the Business Combination.

Provision for income taxes. Provision for income taxes decreased $4.2 million in 2018 compared to 2017. This decrease was primarily due to a favorable impact of the Tax Cuts and Jobs Act of 2017 (the “Act”) which resulted in a lower U.S. federal tax rate effective January 1, 2018. Cash taxes as a percentage of income before provision for income taxes for the years ended December 31, 2018 and 2017 were 4.9% and 1.2%, respectively.

Net income. Net income was $13.7 million in 2018 compared to net income of $33.2 million in 2017. This increase in net income was due to all of the factors described above.

Comparison of Results for the Years Ended December 31, 2017 (audited) and December 31, 2016 (audited)

($ in thousands)	Year Ended December 31,				Change
	2017	% of Total Revenue	2016	% of Total Revenue	$	%
Revenues
Service Revenues	$383,686	75.7%	$362,698	76.2%	$20,988	5.8%
Product Revenues	122,999	24.3%	113,586	23.9%	9,413	8.3%

Total Revenues	506,685	100.0%	476,284	100.0%	30,401	6.4%

Cost of Revenues and Operating Expenses
Cost of Services	332,360	65.6%	318,001	66.8%	14,359	4.5%
Cost of Products	107,990	21.3%	106,259	22.3%	1,731	1.6%
Administrative	9,222	1.8%	10,432	2.2%	(1,210)	(11.6%)
Salary and Payroll Taxes	15,294	3.0%	14,454	3.0%	840	5.8%
Amortization of Intangible Assets	3,521	0.7%	3,521	0.7%	0	0.0%

Total Cost of Revenues and Operating Expenses	468,387	92.4%	452,667	95.0%	15,720	3.5%

Income from Operations	38,298	7.6%	23,617	5.0%	14,681	62.2%

Other Income (Expense), net
Interest Income	408	0.1%	340	0.1%	68	20.0%
Other (Expense)/Income	(217)	0.0%	(178)	0.0%	(39)	21.9%

Total Other Income, net	191	0.0%	162	0.0%	29	17.9%

Income Before Provision for Income Taxes	38,489	7.6%	23,779	5.0%	14,710	61.9%
Provision for Income Taxes	5,263	1.0%	5,615	1.2%	(352)	(6.3%)

Net Income	$33,226	6.6%	$18,164	3.8%	$15,062	82.9%

Revenues. Revenues increased approximately 6.4%, or $30.4 million, to $506.7 million in 2017, from $476.3 million in 2016. The increase was driven by one incremental net new shipboard health and wellness center added to the fleet, four net new destination health and wellness resort centers opened, a continued trend towards larger and enhanced health and wellness centers as well as increased guest spending on higher-priced services, product innovation and improved collaboration with partners such as continued rollout of new direct marketing initiatives onboard.

For the year ended December 31, 2017, the five incremental net new health and wellness centers contributed $5.7 million, the increase in average price of services and products sold contributed $12.6 million and the increase in the volume of services sold at existing health and wellness centers contributed $12.0 million in increased revenue, respectively. The revenue growth over this time period was driven more from products than services:

•	Service revenues. Service revenues increased approximately 5.8%, or $21.0 million, to $383.7 million in 2017, from $362.7 million in 2016.

•	Product revenues. Product revenues increased approximately 8.3%, or $9.4 million, to $123.0 million in 2017, from $113.6 million in 2016.

The productivity of shipboard health and wellness centers increased for 2017 compared to 2016 as evidenced by an increase in both average weekly revenues and revenues per shipboard staff per day. Average weekly revenues increased by 6.1% to $56,999 in 2017, from $53,741 in 2016, and revenues per shipboard staff per day increased by 4.3% over the same time period. OSW Predecessor had an average of 2,809 shipboard staff members in service in 2017 compared to an average of 2,708 shipboard staff members in service in 2016.

The productivity of destination resort health and wellness centers, measured by average weekly revenues, decreased 12.6% to $16,400 in 2017, from $18,765 in 2016. The decrease in productivity was primarily driven by one large destination resort health and wellness center being under renovation, the addition of smaller health and wellness centers in Asia that generate lower revenue and the impact of hurricanes in 2017.

Cost of services. Cost of services increased $14.4 million in 2017 compared to 2016. The increase was primarily attributable to an increase in service revenues which accounted for an increase of $18.4 million, offset by the effect of reduced costs under the Supply Agreement which decreased cost of services by $3.6 million. Cost of services as a percentage of service revenues decreased to 86.6% in 2017, from 87.7% in 2016. The decrease was primarily attributable to the effect of reduced costs under the Supply Agreement and an increase in higher margin services.

Cost of products. Cost of products increased $1.7 million in 2017 compared to 2016. The increase was primarily attributable to an increase in product revenues which accounted for an increase of $7.1 million, offset by the effect of reduced costs under the Supply Agreement which decreased cost of products by $5.4 million. Cost of products as a percentage of product revenues decreased to 87.8% in 2017, from 93.5% in 2016. The decrease was attributable to the effect of reduced costs under the Supply Agreement.

Administrative. Administrative expenses decreased $1.2 million in 2017 compared to 2016. The decrease in administrative expenses was driven partially by a continued decrease in corporate marketing expenses and corporate overhead related to the timetospa.com business.

Salary and payroll taxes. Salary and payroll taxes increased $0.8 million in 2017 compared to 2016. The increase in salary and payroll taxes was driven primarily by additional merit-based compensation and headcount additions to support growth in the business.

Amortization of intangible assets. Amortization of intangible assets remained flat at $3.5 million in 2017 and 2016.

Other income (expense), net. Other income (expense), net remained flat at income of $0.2 million in 2017 and 2016.

Provision for income taxes. Provision for income taxes decreased $0.4 million in 2017 compared to 2016, driven primarily by the reevaluation of deferred tax assets in 2017 in connection with a decrease in the U.S. federal tax rate, offset by the effect of a reduction in tax reserves related to an examination by a foreign taxing authority of dividends paid by a wholly-owned subsidiary of Steiner Leisure. Cash taxes as a percentage of income before provision for income taxes for the years ended December 31, 2017 and 2016 was 1.2% and 2.7%, respectively.

Net income. Net income was $33.2 million in 2017 compared to net income of $18.2 million in 2016. This increase in net income was due to all of the factors described above.

Liquidity and Capital Resources

Overview

OSW Predecessor has historically funded its operations with cash flow from operations, except with respect to certain expenses and operating costs that had been paid by Steiner Leisure on behalf of OSW Predecessor, and, when needed, with borrowings under its credit facility. Steiner Leisure has paid on behalf of OSW Predecessor expenses associated with the allocation of Parent corporate overhead and costs associated with the purchase of products from related parties and forgiven by Steiner Leisure. Historical operating cash flows exclude the OSW Predecessor’s expenses and operating costs paid by Steiner Leisure on behalf of OSW Predecessor. Consequently, OSW Predecessor’s combined historical cash flows may not be indicative of cash flows had actually OSW Predecessor been a separate stand-alone entity or future cash flows of OSW Predecessor.

OSW Predecessor’s principal uses for liquidity have been distributions to Steiner Leisure, debt service and working capital. OSW Predecessor believes its sources of liquidity and capital will be sufficient to finance its continued operations, growth strategy and additional expenses it expects to incur as a public company for at least the next twelve months.

Cash Flows

The following table shows summary cash flow information for the years ended December 31, 2018, 2017 and 2016 (audited).

	Year Ended December 31,
(in thousands)	2018	2017	2016
Net Income	$13,743	$33,226	$18,164
Depreciation & Amortization	10,055	9,829	12,884
Amortization of Deferred Financing Costs	1,243	—	—
Provision for Doubtful Accounts	18	18	18
Allocation of Parent Corporate Overhead[1]	11,731	11,666	11,250
Deferred Income Taxes	(1)	3,350	(472)
Change in Working Capital[1]	(4,402)	12,029	34,807

Cash Flow from Operating Activities[1]	32,387	70,118	76,651
Capital Expenditures	(4,983)	(2,683)	(3,081)
Note Receivable from Parent	—	—	(5,446)
Cash Flow Used in Investing Activities	(4,983)	(2,683)	(8,527)
Net Distributions to Parent[1]	(15,690)	(60,893)	(70,348)
Distribution to NCI	(4,867)	(4,606)	(1,159)

Cash Flow Used in Financing Activities[1]	(20,557)	(65,499)	(71,507)
Effect of Exchange Rates	(216)	124	(480)

Net Increase (Decrease) in Cash and Cash Equivalents	$6,631	$2,060	$(3,863)

(1)

Allocation of Parent Corporate Overhead was paid by Steiner Leisure on behalf of OSW Predecessor. Additionally, Change in Working Capital was benefited by costs associated with the purchase of inventory from related parties and forgiven by Steiner Leisure, which were reported as a non-cash reduction to accounts payable-related parties of $0, $0 and $32,987, for the years ended December 31, 2018, 2017 and 2016, respectively. The amounts related to the allocation of Parent corporate overhead and costs associated with the purchase of products from related parties and forgiven by Steiner Leisure were considered non-cash contributions and enabled OSW Predecessor to make increased cash distributions to Steiner Leisure, which are classified in financing cash outflows.

Comparison of Results for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited)

Operating activities. OSW Predecessor’s net cash provided by operating activities decreased $37.7 million to $32.4 million in 2018, from $70.1 million in 2017. This decrease was due primarily to an unfavorable change in operating assets and liabilities as well as a lower net income. The unfavorable change in operating assets and liabilities was largely driven by a change in the payment terms, the effect of reduced costs under the Supply Agreement and the depletion of existing inventories of products purchased prior to the effectiveness of the Supply Agreement of $9.4 million in 2017. The unfavorable change in net income was primarily due to interest expense of $34.1 million in 2018 related to an internal restructuring, which resulted in debt previously held at the parent level being assigned to OSW Predecessor in anticipation of the Business Combination.

Investing activities. OSW Predecessor’s net cash used by investing activities increased $2.3 million to $5.0 million in 2018, from $2.7 million in 2017. This increase was largely driven by the renovation of a destination resort health and wellness center.

Financing activities. OSW Predecessor’s net cash used by financing activities decreased $44.9 million to $20.6 million in 2018, from $65.5 million in 2017. This decrease was largely due to a decrease in distributions to Steiner Leisure and its affiliates.

Comparison of Results for the Years Ended December 31, 2017 (audited) and December 31, 2016 (audited)

Operating activities. OSW Predecessor’s net cash provided by operating activities decreased $6.5 million to $70.1 million in 2017, from $76.7 million in 2016. This decrease was due primarily to an unfavorable change in operating assets and liabilities, partially offset by higher net income. The unfavorable change in operating assets and liabilities was largely driven by a change in the payment terms, the effect of reduced costs under the Supply Agreement and the depletion of existing inventories of products purchased prior to the effectiveness of the Supply Agreement of $9.4 million in 2017. The increase in net income was due to the reasons described above under “—Results of Operations—Comparison of Results for the Years Ended December 31, 2017 (audited) and December 31, 2016 (audited).”

Investing activities. OSW Predecessor’s net cash used by investing activities decreased $5.8 million to $2.7 million in 2017, from $8.5 million in 2016. This decrease was due to a loan from OSW Predecessor to a wholly-owned subsidiary of Steiner Leisure for €5.0 million in 2016.

Financing activities. OSW Predecessor’s net cash used by financing activities decreased $6.0 million to $65.5 million in 2017, from $71.5 million in 2016. This decrease was due to distributions to Steiner Leisure and its affiliates.

Seasonality

A significant portion of OSW Predecessor’s revenues are generated onboard cruise ships. Certain cruise lines, and, as a result, OSW Predecessor, have experienced varying degrees of seasonality as the demand for cruises is stronger in the Northern Hemisphere during the summer months and during holidays. Accordingly, the third quarter and holiday periods generally result in the highest revenue yields for OSW Predecessor. Further, cruises and destination resort health and wellness centers have been negatively affected by the frequency and intensity of hurricanes. The negative impact of hurricanes is highest during peak hurricane season from August to October.

Off-Balance Sheet Arrangements

Other than the operating lease arrangements described below, OSW Predecessor has no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following table summarizes certain of OSW Predecessor’s obligations as of December 31, 2018 and the estimated timing and effect that such obligations are expected to have on liquidity and cash flows in future periods (in millions):

	Payment due by period
	Total	2019	2020-2021	2022-2023	Thereafter
Cruise Line Agreements(1)(3)	$130,677	$122,677	$8,000	$—	$—
Operating Leases(2)(3)	23,444	3,443	5,341	4,397	10,263

Total	$154,121	$126,120	$13,341	$4,397	$10,263

(1)

Cruise Line Agreements. A large portion of OSW Predecessor’s revenues are generated on cruise ships. OSW Predecessor has entered into agreements of varying terms with the cruise lines under which services and products are paid for by cruise passengers. These agreements provide for OSW Predecessor to pay the cruise line commissions for use of their shipboard facilities, as well as fees for staff shipboard meals and accommodations. These commissions are based on a percentage of revenue, a minimum annual amount, or a combination of both. Some of the minimum commissions are calculated as a flat dollar amount, while others are based upon minimum passenger per diems for passengers actually embarked on each cruise of the respective vessel. Staff shipboard meals and accommodations are charged by the cruise lines on a per staff per day basis. OSW Predecessor recognizes all expenses related to cruise line commissions, minimum arrears payment, and staff shipboard meals and accommodations, generally, as they are incurred and includes such expenses in cost of revenues in the accompanying combined statements of income. For cruises in process at period end, an accrual is made to record such expenses in a manner that approximates a pro-rata basis. In addition, staff-related expenses such as shipboard employee commissions are recognized in the same manner.

(2)

Operating Leases. OSW Predecessor leases office and warehouse space, as well as office equipment and automobiles, under operating leases. OSW Predecessor also makes certain payments to the owners of the destination resorts where destination resort health and wellness centers are located. Destination resort health and wellness centers generally require rent based on a percentage of revenues. In addition, as part of the rental arrangements for some of the destination resort health and wellness centers, OSW Predecessor is required to pay a minimum annual rental regardless of whether such amount would be required to be paid under the percentage rent arrangement. Substantially all of these arrangements include renewal options ranging from three to five years. Rental expense incurred under operating leases for the years ended December 31, 2018, 2017 and 2016 were $9.5 million, $8.8 million and $9.5 million, respectively.

(3)

The amounts presented represent minimum annual commitments under OSW Predecessor’s cruise line agreements and operating lease obligations. Certain minimum annual commitments, if any, are not currently determinable for fiscal years other than 2019.

Critical Accounting Policies

General. OSW Predecessor’s combined financial statements include the accounts of the wholly-owned direct and indirect subsidiaries of Steiner Leisure listed in Note 1 and include the accounts of a company partially owned by OneSpaWorld Medispa (Bahamas) Limited, in which OneSpaWorld (Bahamas) Limited (100% owner of OneSpaWorld Medispa (Bahamas) Limited) has a controlling interest. The combined financial statements also include the accounts and results of operations associated with the timetospa.com website owned by Elemis USA, Inc. OSW Predecessor’s combined financial statements do not represent the financial position and results of operations of a legal entity but rather a combination of entities under common control of OSW Predecessor that have been “carved out” of Steiner Leisure’s consolidated financial statements and reflect significant assumptions and allocations. All significant intercompany transactions and balances have been eliminated in combination.

OSW Predecessor’s combined financial statements include the assets, liabilities, revenues and expenses specifically related to OSW Predecessor’s operations. OSW Predecessor receives services and support from various functions performed by Steiner Leisure and costs associated with these functions have been allocated to OSW Predecessor. These allocations are necessary to reflect all of the costs of doing business and include costs related to certain Steiner Leisure corporate functions including, but not limited to, senior management, legal, human resources, finance, IT and other shared services that have been allocated to OSW Predecessor based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis determined by an estimate of the percentage of time Steiner Leisure employees devoted to OSW Predecessor, as compared to total time available or by the headcount of employees at Steiner Leisure’s corporate headquarters that are fully dedicated to OSW Predecessor’s entities in relation to the total employee headcount. These allocated costs are reflected in salary and payroll taxes and administrative expenses in the combined statements of income.

Management considers these allocations to be a reasonable reflection of the utilization of services by or benefit provided to OSW Predecessor. However, the allocations may not be indicative of the actual expenses that would have been incurred had OSW Predecessor operated as an independent, stand-alone entity.

OSW Predecessor believes the assumptions and allocations underlying the accompanying combined financial statements and notes to the combined financial statements are reasonable, appropriate and consistently applied for the periods presented. OSW Predecessor believes the combined financial statements reflect all costs of doing business.

OSW Predecessor’s combined financial statements have been prepared in conformity with GAAP.

OSW Predecessor has identified the policies outlined below as critical to its business operations and an understanding of its results of operations. This discussion is not intended to be a comprehensive description of all accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact on OSW Predecessor’s business operations and any associated risks related to these policies is discussed under results of operations, below, where such policies affect its reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, please see Note 2 in the Notes to the Combined Financial Statements of OSW Predecessor attached as Exhibit 99.2 to this Current Report on Form 8-K. Note that OSW Predecessor’s preparation of its combined financial statements included in this this Current Report on Form 8-K requires it to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will be consistent with those estimates.

Cost of revenues includes:

•

Cost of services. Cost of services consists primarily of the cost of product consumed in the rendering of a service, an allocable portion of wages paid to shipboard employees, an allocable portion of payments to cruise lines (which are derived as a percentage of service revenues or a minimum annual rent or a combination of both), an allocable portion of staff-related shipboard expenses, costs related to recruitment and training of shipboard employees, wages paid directly to destination resort employees, payments to destination resort venue owners, and health and wellness facility depreciation.

•

Cost of products. Cost of products consists primarily of the cost of products sold through OneSpaWorld’s various methods of distribution, an allocable portion of wages paid to shipboard employees, an allocable portion of payments to cruise lines and destination resort partners (which are derived as a percentage of product revenues or a minimum annual rent or a combination of both).

Cost of revenues may be affected by, among other things, sales mix, production levels, exchange rates, changes in supplier prices and discounts, purchasing and manufacturing efficiencies, tariffs, duties, freight and inventory costs and increases in fuel costs. Certain cruise line and destination resort health and wellness center agreements provide for increases in the percentages of services and products revenues and/or, as the case may be, the amount of minimum annual payments over the terms of those agreements. These payments may also be increased under new agreements with cruise lines and destination resort health and wellness center owners that replace expiring agreements.

Cost of products includes the cost of products sold through various methods of distribution.

Operating expenses include administrative expenses, salaries and payroll taxes. In addition, operating expenses include amortization of certain intangibles relating to acquisitions.

Revenue Recognition. OSW Predecessor recognizes revenues earned as services are provided and as products are sold. All taxable revenue transactions are presented on a net-of tax basis. Revenue from gift certificate sales is recognized upon gift certificate redemption and upon recognition of “breakage” (non-redemption of a gift certificate after a specified period of time). OSW Predecessor does not charge administrative fees on unused gift cards, and OSW Predecessor’s gift cards do not have an expiration date. Based on historical redemption rates, a relatively stable percentage of gift certificates will never be redeemed. OSW Predecessor uses the redemption recognition method for recognizing breakage related to certain gift certificates for which it has sufficient historical information. Under the redemption recognition method, revenue is recorded in proportion to, and over the time period gift cards are actually redeemed. Breakage is recognized only if OSW Predecessor determines that it does not have a legal obligation to remit the value of unredeemed gift certificates to government agencies under the unclaimed property laws in the relevant jurisdictions. OSW Predecessor determines the gift certificate breakage rate based upon historical redemption patterns. At least three years of historical data, which is updated annually, is used to estimate redemption patterns.

Long-Lived Assets. OSW Predecessor reviews long-lived assets for impairment whenever events or changes in circumstances indicate, based on estimated future cash flows, that the carrying amount of these assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (asset group) to future undiscounted cash flows expected to be generated by the asset (asset group). An asset group is the lowest level of assets and liabilities for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When estimating future cash flows, OSW Predecessor considers:

•	only the future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset group;

•	potential events and changes in circumstance affecting key estimates and assumptions; and

•	the existing service potential of the asset (asset group) at the date tested.

If an asset (asset group) is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset (asset group) exceeds its fair value. When determining the fair value of the asset (asset group), OSW Predecessor considers the highest and best use of the assets from a market- participant perspective. The fair value measurement is generally determined through the use of independent third-party appraisals or an expected present value technique, both of which may include a discounted cash flow approach, which reflects assumptions of what market participants would utilize to price the asset (asset group).

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Assets to be abandoned, or from which no further benefit is expected, are written down to zero at the time that the determination is made and the assets are removed entirely from service.

Income Taxes. OSW Predecessor’s U.S. entities, other than those that are domiciled in U.S. territories, file their U.S. tax return as part of a consolidated tax filing group, while OSW Predecessor’s entities that are domiciled in U.S. territories file specific returns. In addition, OSW Predecessor’s foreign entities file income tax returns in their respective countries of incorporation, where required. For the purposes of OSW Predecessor’s combined financial statements included in this Current Report on Form 8-K, OSW Predecessor accounts for income taxes under the separate return method of accounting. This method requires the allocation of current and deferred taxes to OSW Predecessor as if it were a separate taxpayer. Under this method, the resulting portion of current income taxes payable that is not actually owed to the tax authorities is written-off through equity.

Accordingly, income taxes payable in the combined balance sheets, as of December 31, 2018 and 2017 reflects current income tax amounts actually owed to the tax authorities, as of those dates, as well as the accrual for uncertain tax positions. The write-off of current income taxes payable not actually owed to the tax authorities is included in net Parent investment in the accompanying combined balance sheets, as of December 31, 2018 and 2017. Deferred income taxes are recognized based upon the tax consequences of “temporary differences” by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income tax provisions and benefits are based on the changes to the asset or liability from period to period. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax assets will not be realized. The majority of OSW Predecessor’s income is generated outside of the United States.

OSW Predecessor believes a large percentage of its shipboard service income is foreign-source income, not effectively connected to a business it conducts in the United States and, therefore, not subject to U.S. income taxation.

OSW Predecessor recognizes interest and penalties within the provision for income taxes in the combined statements of income. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued, therefore, will be reduced and reflected as a reduction of the overall income tax provision.

OSW Predecessor recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount of benefit, determined on a cumulative probability basis, which is more than 50% likely of being realized upon ultimate settlement.

Recently Issued and Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2018 that are of significance, or potential significance, to OSW Predecessor based on its current operations. The following summary of recent accounting pronouncements is not intended to be an exhaustive description of the respective pronouncement.

In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvement to Topic 606, Revenue from Contracts with Customers to clarify the Accounting Standards Codification or to correct unintended application of the guidance as part of an on-going project on its agenda about technical corrections and improvements and to increase awareness of the proposals and to expedite improvements to ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”).

In May 2014, the FASB issued ASU 2014-09. The core principle of the guidance in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry specific guidance throughout the Industry Topics of the ASC. Additionally, ASU 2014-09 supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts.

In periods subsequent to the initial issuance of this ASU, the FASB has issued additional ASU’s clarifying items within Topic 606, as follows:

•

In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations” (“ASU 2016-08”). The amendments in ASU 2016-08 serve to clarify the implementation guidance on principal versus agent considerations.

•

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (“ASU 2016-10”). The purpose of ASU 2016-10 is to clarify two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance (while retaining the related principles for those areas).

•

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). The purpose of ASU 2016-12 is to address certain issues identified to improve Topic 606 by enhancing guidance on assessing collectability, presentation of sales taxes and other similar taxes collected from customers, noncash consideration and completed contracts and contract modifications at transition.

The FASB issued updates ASU 2016-08, ASU 2016-10 and ASU 2016-12 to provide guidance to improve the operability and understandability of the implementation guidance included in ASU 2014-09. ASU 2016-08, ASU 2016-10 and ASU 2016-12 have the same effective date and transition requirements of ASU 2015-14, which defers the effective date and transition of ASU 2014-09 annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with early adoption permitted. The Company plans to adopt this standard, other related revenue standard clarifications and technical guidance effective for the annual period ending December 31, 2019 and quarterly periods beginning January 1, 2020. The Company has elected the modified retrospective transition approach. Under this method, the standard will be applied only to the most current period presented and the cumulative effect of applying the standard will be recognized at the date of initial application. The Company is progressing through its implementation plan and is continuing to evaluate the impact of the standard on its processes, accounting systems, controls and financial disclosures. The Company is not able to determine at this time if the adoption of this guidance will have a material impact on the Company’s combined financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) to increase transparency and comparability among organizations by recognizing rights and obligations resulting from leases as lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The update requires lessees to recognize for all leases with a term of 12 months or more at the commencement date: (a) a lease liability or a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset or a lessee’s right to use or control the use of a specified asset for the lease term. Under the update, lessor accounting remains largely unchanged. The update requires a modified retrospective transition approach for leases existing at, or entered into after the beginning of the earliest comparative period presented in the financial statements and do not require any transition accounting for leases that expire before the earliest comparative period presented. The update is effective retrospectively for annual periods beginning after December 15, 2019, and interim periods beginning after December 15, 2020, with early adoption permitted. OSW Predecessor is not able to determine at this time if the adoption of this guidance will have a material impact on OSW Predecessor’s combined financial statements.

In March 2016, the FASB issued ASU 2016-04, “Recognition of Breakage for Certain Prepaid Stored-Value Products (a consensus of the FASB Emerging Issues Task Force).” ASU 2016-04 requires entities that sell certain prepaid stored-value products redeemable for goods, services or cash at third-party merchants to derecognize liabilities related to those products for breakage (i.e., the value that is ultimately not redeemed by the consumer). This guidance is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. Entities can use either a full retrospective approach, meaning they would apply the guidance to all periods presented, or a modified retrospective approach, meaning they would apply it only to the most current period presented with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. OSW Predecessor is currently evaluating the methods and impact of adopting this new guidance on its combined financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326).” This ASU amends the Board’s guidance on the impairment of financial instruments. The ASU adds to GAAP an impairment model (known as the current expected credit losses model) that is based on an expected losses model rather than an incurred losses model. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is also intended to reduce the complexity of GAAP by decreasing the number of impairment models that entities use to account for debt instruments. The update is effective for fiscal years beginning after December 15, 2020. OSW Predecessor is currently assessing the future impact the adoption of this guidance will have on its combined financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under existing guidance. The update is effective for annual periods beginning after December 15, 2018. The amendments should be applied using a retrospective transition method to each period presented. OSW Predecessor does not anticipate the adoption of this guidance will have a material impact on its combined financial statements.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”). This ASU was issued as part of the Board’s initiative to reduce complexity in accounting standards. This ASU eliminates an exception in ASC 740, which prohibits the immediate recognition of income tax consequences of intra-entity asset transfers other than inventory. Under ASU 2016-16, entities will be required to recognize the immediate current and deferred income tax effects of intra-entity asset transfers, which often involve a subsidiary of a company transferring intellectual property to another subsidiary. The new guidance will be effective for annual periods beginning after December 15, 2018. This ASU’s amendments should be applied on a modified retrospective basis, recognizing the effects in retained earnings as of the beginning of the year of adoption. OSW Predecessor does not anticipate the adoption of this guidance will have a material impact on its combined financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” This ASU requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents.

Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The update is effective for annual periods beginning after December 15, 2018. OSW Predecessor does not anticipate the adoption of this guidance will have a material impact on its combined financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” This ASU assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses by clarifying the definition of a business. The definition of a business affects many areas of accounting including acquisition, disposals, goodwill and consolidation. The update is effective for annual periods beginning after December 31, 2018. The amendments in this update should be applied prospectively on or after the effective date. OSW Predecessor does not anticipate the adoption of this guidance will have a material impact on OSW Predecessor’s combined financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). This ASU simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Previously, in computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. The new guidance is effective for an entity’s annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently assessing the future impact the adoption of this guidance will have on its combined financial statements.

In February 2016, the FASB issued ASU 2016-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2016-02”). The amendments in this topic are intended to improve and simplify targeted areas of the consolidation guidance. ASU 2016-02 modifies the method for determining whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities. Further, it eliminates the presumption that a general partner should consolidate a limited partnership and impacts the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. The ASU was effective for annual periods beginning after December 15, 2016. The adoption of this guidance, as of January 1, 2017, did not have a material impact on OSW Predecessor’s combined financial statements.

In July 2016, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.” ASU 2015-11 simplifies the subsequent measurement of inventory by replacing today’s the lower of cost or market test with a lower of cost and net realizable value test. The guidance applies only to inventories for which cost is determined by methods other than last-in first-out (“LIFO”) and the retail inventory method (“RIM”). The guidance was effective for fiscal years beginning after December 15, 2016. The adoption of this guidance, as of January 1, 2017, on a prospective basis, did not have a material impact on OSW Predecessor’s combined financial statements.

Inflation and Economic Conditions

OneSpaWorld does not believe that inflation has had a material adverse effect on its revenues or results of operations. However, public demand for activities, including cruises, is influenced by general economic conditions, including inflation. Periods of economic softness could have a material adverse effect on the cruise industry and hospitality industry upon which OneSpaWorld is dependent. Such a slowdown has adversely affected OneSpaWorld’s results of operations and financial condition in certain prior years. Recurrence of the more severe aspects of the recent adverse economic conditions, as well as periods of fuel price increases, could have a material adverse effect on OneSpaWorld’s results of operations and financial condition during the period of such recurrence. Weakness in the U.S. Dollar compared to the U.K. Pound Sterling and the Euro also could have a material adverse effect on OneSpaWorld’s results of operations and financial condition.

U.S. Tax Reform

On December 22, 2017, the U.S. enacted significant changes to tax law following the passage and signing of The Tax Cuts and Jobs Act (“TCJA”). The Company has completed the analysis of the tax accounting implications of the TCJA during the year ended December 31, 2018 in accordance with the terms of SEC Staff Bulletin 118. The Company did not record any adjustments in the year ended December 31, 2018 to provisional amounts that were material to its combined financial statements.

Quantitative and Qualitative Disclosures of Market Risks

OneSpaWorld’s future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Concentration of credit risk. Financial instruments that potentially subject OSW Predecessor to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. OSW Predecessor maintains cash and cash equivalents with high quality financial institutions. As of December 31, 2018, 2017 and 2016, OSW Predecessor had three cruise companies that represented greater than 10% of accounts receivable. OSW Predecessor does not normally require collateral or other security to support normal credit sales. OSW Predecessor controls credit risk through credit approvals, credit limits, and monitoring procedures.

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. OSW Predecessor records an allowance for doubtful accounts with respect to accounts receivable using historical collection experience, and generally, an account receivable balance is written off once it is determined to be uncollectible. OSW Predecessor reviews the historical collection experience and considers other facts and circumstances and adjusts the calculation to record an allowance for doubtful accounts as appropriate. If OSW Predecessor’s current collection trends were to differ significantly from historic collection experience, OSW Predecessor would make a corresponding adjustment to the allowance. As of December 31, 2018 and 2017, the allowance for doubtful accounts was $0.6 million and $0.5 million, respectively. Bad debt expense is included within administrative operating expenses in the combined statements of income and is immaterial of the years ended December 31, 2018, 2017 and 2016.

Interest rate risk. OneSpaWorld is subject to interest rate risk in connection with borrowing based on a variable interest rate. Derivative financial instruments, such as interest rate swap agreements and interest rate cap agreements, may be used for the purpose of managing fluctuating interest rate exposures that exist from OneSpaWorld’s variable rate debt obligations that are expected to remain outstanding. Interest rate changes do not affect the market value of such debt, but could impact the amount of OneSpaWorld’s interest payments, and accordingly, OneSpaWorld’s future earnings and cash flows, assuming other factors are held constant.

Foreign currency risk. The fluctuation in currency exchange rates is not a significant risk for OneSpaWorld, as most of its revenues are earned and expenses are incurred in U.S. Dollars.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the OneSpaWorld Shares as of March 22, 2019 by:

•	each person who is the beneficial owner of more than 5% of the OneSpaWorld Shares;

•	each person who became an executive officer or director of the Company at or after the Closing and prior to the filing of this Current Report on Form 8-K; and

•	all executive officers and directors of the Company as a group post-Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of OneSpaWorld Shares beneficially owned by a person and the percentage ownership of that person, OneSpaWorld Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the OneSpaWorld Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership percentages set forth in the table below do not take into account (i) the issuance of any OneSpaWorld Shares (or options to acquire OneSpaWorld Shares) under the 2019 Plan and (ii) the issuance of any OneSpaWorld Shares upon the exercise of outstanding OneSpaWorld Warrants to purchase OneSpaWorld Shares.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of OneSpaWorld Share beneficially owned by them. To the Company’s knowledge, no shares of OneSpaWorld Share beneficially owned by any executive officer, director or director nominee have been pledged as security.

Beneficial ownership of OneSpaWorld Share is based on 61,118,298 shares of OneSpaWorld Shares issued and outstanding as of the Closing.

Unless otherwise indicated, the address of each person named below is c/o OneSpaWorld, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146.

Beneficial Owner	Number of OneSpaWorld Shares	Percentage of All OneSpaWorld Shares
Executive Officers, Directors:
Leonard Fluxman	—	—
Steven J. Heyer(1)	3,000,000	4.9%
Glenn J. Fusfield	—	—
Marc Magliacano	—	—
Andrew R. Heyer(1)	3,000,000	4.9%
Walter F. McLallen	—	—
Jeffrey E. Stiefler	—	—
Michael J. Dolan	—	—
Stephen W. Powell	2,500	*
Stephen B. Lazarus	—	—
All executive officers and directors as a group (10 individuals)	3,002,500	4.9%
Other 5% Shareholders:
Steiner Leisure(2)	8,548,130	14.0%
Haymaker Sponsor (1)	3,000,000	4.9%
Templeton Investment Counsel, LLC(3)	6,244,281	10.2%
Neuberger Berman Group LLC and certain of its affiliates(4)	5,000,000	8.2%

*	Less than 1 percent
(1)

Steven J. Heyer and Andrew R. Heyer are the managing members of Haymaker Sponsor and jointly have voting and dispositive power of the securities held by such entity. Accordingly, Messrs. Heyer and Heyer may be deemed to have or share beneficial ownership of such shares.

(2)

Steiner Leisure is 100% owned by Nemo Parent, Inc., an international business company incorporated under the laws of the Commonwealth of the Bahamas. Nemo Parent, Inc. is 100% owned by Nemo Investor Aggregator, Limited, a Cayman Islands exempted company. Nemo Investor Aggregator, Limited is governed by a board of directors consisting of seven directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of Nemo Investor Aggregator, Limited. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of Nemo Investor Aggregator, Limited exercises voting or dispositive control over any of the securities held by

Steiner Leisure, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The address for Steiner Leisure is Suite 104A, Saffrey Square, Nassau, The Bahamas. The address for Nemo Investor Aggregator, Limited is c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, PO Box 1348, Camana Bay, Grand Cayman KY1-1108, Cayman Islands. The address for Nemo Parent, Inc. is c/o Lennox Paton Corporate Services Ltd., 3 Bayside Executive Park, West Bay Street, Nassau, The Bahamas.
(3)

Templeton Investment Counsel, LLC (“TIC, LLC”) is an indirect wholly owned subsidiary of Franklin Resources, Inc.(“FRI”), which is the beneficial owner of these shares for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and other accounts. When an investment management contract (including a sub-advisory agreement) delegates to TIC, LLC investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats TIC, LLC as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, TIC, LLC reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The voting and investment powers held by TIC, LLC are exercised independently from FRI, the investment management subsidiaries and their other affiliates. Furthermore, internal policies and procedures of TIC, LLC and FRI establish informational barriers that prevent the flow between TIC, LLC and FRI and its other affiliates of information that relates to the voting and investment powers over the securities owned by their investment management clients. Consequently, TIC, LLC, on the one hand, and FRI and its other affiliates, on the other hand, report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Exchange Act. The address of TIC, LLC is 300 S. E. 2nd Street, Fort Lauderdale, Florida 33301.

(4)

Neuberger Berman Group LLC and certain of its affiliates may be deemed to be the beneficial owners of the securities for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, because it or certain affiliated persons, including Neuberger Berman Investment Advisers LLC, the adviser or sub-adviser to the funds holding the securities, and NB Equity Management GP LLC, the General Partner of NB All Cap Alpha Fund L.P., a “feeder” fund operating in a “master-feeder” structure and the owner of all or substantially all the outstanding shares of NB All Cap Alpha Master Fund Ltd., have shared power to retain, dispose of or vote the securities owned by the funds pursuant to the terms of investment management, advisory and/or sub-advisory agreements with the funds. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities held by the funds. The address of Neuberger Berman Group LLC, Neuberger Berman Investment Advisers LLC, NB Equity Management GP LLC is 1290 Avenue of the Americas, New York, NY 10104.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the Closing is set forth in the Registration Statement in the section entitled “Management of OneSpaWorld after the Business Combination” beginning on page 229 of the Registration Statement and is incorporated herein by reference.

On March 18, 2019, each of Messrs. Steven J. Heyer, Glenn J. Fusfield, Andrew R. Heyer, Walter F. McLallen, Jeffrey E. Stiefler, Michael J. Dolan and Stephen W. Powell were appointed to serve as directors of the post-combination company effective upon consummation of the Business Combination; Marc Magliacano was appointed to serve as a director of the post-combination company starting on March 22, 2019. The size of the Board is nine members. Biographical information for Messrs. Magliacano, Powell and Dolan is set forth in the Registration Statement in the section entitled “Management of OneSpaWorld After the Business Combination” beginning on page 229 of the Registration Statement and is incorporated herein by reference. Biographical information for Messrs. Steven J. Heyer, Walter F. McLallen, Jeffrey E. Stiefler and Andrew R. Heyer are set forth in the Registration Statement in the section entitled “Business of Haymaker and Certain Information About Haymaker—Directors, Executive Officers and Corporate Governance” beginning on page 215 of the Registration Statement, and is incorporated herein by reference. Biographical information for Messrs. Leonard Fluxman, Stephen B. Lazarus and Glenn J. Fusfield are set forth in the Registration Statement in the section entitled “Business of OneSpaWorld After the Business Combination—Management and Executive Compensation of OSW Predecessor—Management—Executive Officers” beginning on page 180 of the Registration Statement and is incorporated herein by reference.

The Board appointed Messrs. McLallen, Powell and Dolan to serve on the Audit Committee, with Mr. McLallen serving as the chair of the committee. The Board appointed Messrs. Dolan, Powell and Magliacano to serve on the Compensation Committee, with Mr. Dolan serving as its Chairperson. The Board appointed Messrs. Dolan and McLallen to serve on the Nominating and Governance Committee, with Mr. Dolan serving as its Chairman. Information with respect to the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee is set forth in the Registration Statement in the section entitled “Management of OneSpaWorld After the Business Combination—Board Committees” beginning on page 231 of the Registration Statement and is incorporated herein by reference.

Executive Compensation

The compensation of OSW Predecessor’s named executive officers before the Business Combination is set forth in the Registration Statement in the section entitled “Business of OneSpaWorld After the Business Combination—Management and Executive Compensation of OSW Predecessor—Management—Executive Compensation” beginning on page 181 of the Registration Statement and is incorporated herein by reference.

The compensation for the Company’s executive officers after the Closing of the Business Combination is described in the section entitled “Management of OneSpaWorld After the Business Combination—OneSpaWorld Executive Compensation After the Business Combination” beginning on page 235 of the Registration Statement and is incorporated herein by reference.

Director Compensation

The compensation for the Company’s directors upon the Closing of the Business Combination is generally described in the Registration Statement in the section entitled “Management of OneSpaWorld After the Business Combination—Director Compensation” beginning on page 241 of the Registration Statement and is incorporated herein by reference.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Registration Statement in the section entitled “Certain Relationships and Related Transactions” beginning on page 257 of the Registration Statement and is incorporated herein by reference.

The information set forth in the sections entitled “Registration Rights Agreement” and “Indemnity Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Director Independence

Nasdaq listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

All of our directors have been declared independent by the Board pursuant to the rules of Nasdaq except Mr. Fluxman, our Executive Chairman, and Mr. Fusfield, our Chief Executive Officer.

Legal Proceedings

None.

Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Market Information and Holders

Historical market price information regarding the Company is not provided because, as of the date of this Current Report on Form 8-K, there has been no established public market for the OneSpaWorld Shares and OneSpaWorld Warrants for a full quarterly period or any interim period for which financial statements are included, or required to be included, in this Current Report on Form 8-K.

As of March 19, 2019, there are no outstanding options to purchase OneSpaWorld Shares, 24,500,000 OneSpaWorld Warrants to purchase OneSpaWorld Shares and no other securities convertible into shares of the Company. The Company has reserved a total of 7,000,000 shares of OneSpaWorld Shares for issuance pursuant to the 2019 Plan, subject to certain adjustments set forth in the 2019 Plan.

As of March 22, 2019, there were approximately 33 holders of OneSpaWorld Shares.

In connection with the Closing, the OneSpaWorld Shares began listing on Nasdaq under the symbol “OSW.”

Dividends

It is the policy of OneSpaWorld to only make distributions to its shareholders if OneSpaWorld’s shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by the OneSpaWorld Memorandum and Articles of Association (“Distributable Profits”).

Any amount remaining out of distributable profits is added to OneSpaWorld’s reserves as the OneSpaWorld Board determines. After reservation by the OneSpaWorld Board of any distributable profits, the OneSpaWorld Board, upon the request of the shareholders, may declare a dividend. The OneSpaWorld Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the shareholders of OneSpaWorld. Interim dividends may be declared as provided in the OneSpaWorld Memorandum and Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under the OneSpaWorld Memorandum and Articles of Association. Interim dividends are deemed advances on the final dividend to be declared with respect to the fiscal year in which the interim dividends have been declared. OneSpaWorld may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Bahamian law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Bahamian case law, if after a distribution OneSpaWorld is not able to pay its due and collectable debts, then OneSpaWorld’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to OneSpaWorld’s creditors.

Distributions shall be payable in the currency determined by the OneSpaWorld Board at a date determined by the OneSpaWorld Board. The OneSpaWorld Board will set the record date to establish which shareholders are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within three years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to OneSpaWorld.

OneSpaWorld has not paid any cash dividends on the OneSpaWorld Shares to date. The Board intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, the Board may consider OneSpaWorld’s financial condition and results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether OneSpaWorld adopts such a dividend policy and the frequency and amount of any dividends declared on the OneSpaWorld Shares will be within the discretion of the Board.

Description of the Company’s Securities

A description of the OneSpaWorld Shares and OneSpaWorld Warrants is included in the Registration Statement in the section entitled “Description of OneSpaWorld Securities” beginning on page 242 of the Registration Statement and is incorporated herein by reference.

The Company has authorized 250,000,000 common shares with a par value of $0.0001 per share. The outstanding common shares are duly authorized, validly issued, fully paid and non-assessable. As of March 22, 2019, there were 61,118,298 common shares outstanding, held of record by approximately 33 holders and 24,500,000 warrants outstanding held of record by approximately 33 holders. Such numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

The information set forth under Item 1.01 of this Current Report on Form 8-K under “Indemnity Agreements” is incorporated by reference herein.

Financial Statements, Supplementary Data and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation of an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K under “Credit Agreement” and the information contained in Part II, Item 20 of the Registration Statement is incorporated by reference herein.

Item 3.02	Recent Sales of Unregistered Securities

On November 1, 2018, OneSpaWorld entered into certain subscription agreements (the “Subscription Agreements”) with the certain investors pursuant to which, among other things, such investors agreed to subscribe for and purchase, and OneSpaWorld agreed to issue and sell to such investors newly issued 17,856,781 OneSpaWorld Shares and 3,105,294 OneSpaWorld Warrants for gross proceeds of approximately $122,496,370 (the “Private Placements”).

On March 19, 2019, OneSpaWorld completed the sales of 17,856,781 OneSpaWorld Shares and 3,105,294 OneSpaWorld Warrants to such investors as contemplated by the Subscription Agreements. The proceeds from the Private Placements were used to fund a portion of the cash payment payable in connection with the consummation of the Business Combination.

Item 3.03	Material Modification to Rights of Security Holders.

On March 18, 2019, in connection with the consummation of the Business Combination, the Company’s Memorandum of Association and Articles of Association were amended and restated. The material terms of the Company’s Amended and Restated Memorandum of Association and Articles of Association and the general effect upon the rights of holders of the OneSpaWorld Shares are included in the Registration Statement under the section entitled “Comparison of Stockholders Rights” beginning of page 249 of the Registration Statement and is incorporated herein by reference.

A copy of the Amended and Restated Memorandum of Association and Articles of Association of the Company is attached as Exhibit 3.1 to this Current Report on Form 8-K.

Item 4.01	Changes in the Registrant’s Certifying Accountant.

Appointment of the Company’s Independent Registered Public Accounting Firm

On March 25, 2019, the OneSpaWorld Audit Committee appointed Ernst & Young LLP (“E&Y”) as the Company’s registered public accounting firm. E&Y audited the combined balance sheets of OSW Predecessor as of December 31, 2018, 2017 and 2016, and the related combined statements of income, comprehensive income, equity and cash flows for the years ended December 31, 2018, 2017 and 2016 and for the period from December 9, 2015 through December 31, 2015 (Successor), and for the period from January 1, 2015 through December 8, 2015 (Predecessor).

Item 5.01	Changes in Control of the Registrant.

The disclosure set forth under “Introductory Note” and “Item 2.01. Completion of Acquisition or Disposition of Assets” above is incorporated in this Item 5.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Information with respect to the Company’s directors and executive officers immediately after and in connection with the consummation of the Business Combination is set forth in the Registration Statement in the section entitled “Management of OneSpaWorld after the Business Combination” beginning on page 229 and is incorporated herein by reference.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Directors and Executive Officers,” “—Executive Compensation” and “—Director Compensation” and under “Item 1.01. Entry into a Material Definitive Agreement—2019 Equity Incentive Plan” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated in this Item 5.03 by reference.

Item 5.06	Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an “initial business combination” as required by Haymaker’s organizational documents, Haymaker and the Company ceased to be a shell company upon the closing of the Business Combination. The material terms of the Business Combination are described in the Registration Statement in the section entitled “Proposal No. 1—The Business Combination Proposal” beginning on page 140 of the Registration Statement and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Haymaker reported the results of the Special Meeting on a Current Report on Form 8-K filed on March 6, 2019. 1,286,613 shares of Haymaker common stock were redeemed in connection with the Closing.

Item 7.01	Regulation FD Disclosure.

On March 19, 2019, the Company issued a press release announcing the consummation of the Business Combination, which is included in this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The audited combined financial statements of OSW Predecessor for the years ended December 31, 2018, 2017 and 2016 is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

(b) Exhibits

Exhibit Number	Exhibit Description

3.1	Amended and Restated Memorandum of Association and Articles of Association of OneSpaWorld Holdings Limited

10.1	First Lien Credit Agreement, by and among OneSpaWorld Holdings Limited, Dory Intermediate LLC, Dory Acquisition Sub, Inc., the lenders party thereto and Goldman Sachs Lending Partners LLC, as the Administrative Agent and as the Collateral Agent

10.2	Second Lien Credit Agreement, by and among OneSpaWorld Holdings Limited, Dory Intermediate LLC, the lenders party thereto and Cortland Capital Market Services LLC, as the Administrative Agent and as the Collateral Agent

10.3	Registration Rights Agreement, by and among OneSpaWorld Holdings Limited, Steiner Leisure Limited, Haymaker Sponsor, LLC and, solely for the purpose of certain provisions thereof, Haymaker Acquisition Corp.

10.4	Lock-up Agreement, by and among OneSpaWorld Holdings Limited, Steiner Leisure Limited, Haymaker Sponsor, LLC, directors and officers of OneSpaWorld Holdings and Haymaker Acquisition Corp., and solely for the purpose of certain provisions thereof, Haymaker Acquisition Corp.

10.5	Amended and Restated Warrant Agreement, by and between OneSpaWorld Holdings Limited and Continental Stock Transfer & Trust Company

10.6	2019 Equity Incentive Plan

10.7	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Registration Statement on Form S-4 filed by OneSpaWorld Holdings Limited with the Securities and Exchange Commission on January 22, 2019)

99.1	Press Release, dated March 19, 2019

99.2	Audited combined financial statements of OSW Predecessor as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OneSpaWorld Holdings Limited

Date: March 25, 2019	By:	/s/ Stephen B. Lazarus
Stephen B. Lazarus
Chief Operating Officer and Chief Financial Officer